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The information in this prospectus supplement is not complete and may be changed. The registration statement filed with the Securities and Exchange Commission has been declared effective. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 15, 2004.

Prospectus Supplement to Prospectus dated May 14, 1999.

$250,000,000

Providian Financial Corporation

    % Convertible Cash to Accreting Senior Notes due March 15, 2016

        We are offering $250,000,000 original principal amount of our        % Convertible Cash to Accreting Senior Notes due March 15, 2016 at a price of $            per note or        % of the principal amount at maturity. We will pay cash interest on the original principal amount of the notes on each March 15 and September 15, commencing September 15, 2004 at the rate of        % until March 15, 2011. Thereafter, we will pay cash interest on the original principal amount of the notes at the rate of 1 3/4% and will accrete the principal amount of the notes at a rate that provides holders with an aggregate annual yield to maturity of        % (computed on a semiannual bond equivalent yield basis from March 15, 2011, after giving effect to cash interest paid but excluding contingent interest, if any). In addition, we will pay contingent interest for any six-month period commencing March 15, 2011, if the trading price of the notes for each of the five trading days immediately preceding such period equals or exceeds 120% of the original principal amount of the notes.

        Holders may convert the notes into shares of our common stock at a conversion rate of            shares per $1,000 original principal amount of notes (an initial conversion price of approximately $            ), subject to adjustment, before maturity only (1) during any calendar quarter commencing after June 30, 2004, if the closing price of our common stock exceeds $            (subject to adjustment) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter, (2) if the closing price of our common stock exceeds $            (subject to adjustment) on any trading day on or after March 15, 2011, (3) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 original principal amount of notes for each day of that period was less than 98% of the product of the closing price of our common stock and the conversion rate, (4) if the notes have been called for redemption, (5) during any period in which the notes are rated at or below CCC+ by Standard & Poor's Ratings Services or Caa1 by Moody's Investor Services, although we are under no obligation to have the notes rated, (6) if we make specified corporate distributions, or (7) in connection with a transaction or event constituting a fundamental change. We will pay a make whole premium and accrued but unpaid cash interest if you convert your notes in connection with a fundamental change, with the make whole premium payable in Providian stock.

        Holders may require us to purchase their notes for cash following a fundamental change at a purchase price of 100% of the accreted principal amount of the notes, plus accrued but unpaid cash interest, plus a make whole premium payable in Providian stock if the fundamental change occurs on or prior to March 15, 2011. Holders may require us to repurchase their notes for cash at 100% of their accreted principal amount, plus accrued but unpaid cash interest on March 15, 2011 or March 15, 2014. Beginning March 31, 2011, we may redeem any of the notes for cash at 100% of their accreted principal amount, plus accrued but unpaid cash interest.

        Our common stock is listed on The New York Stock Exchange under the symbol "PVN". On March 12, 2004, the closing price of our common stock was $12.30 per share.

        For U.S. federal income tax purposes, you will agree to treat the notes as subject to U.S. federal income tax rules applicable to contingent payment debt instruments. See "U.S. Federal Income Tax Considerations" beginning on page S-60 of this prospectus supplement.

        The notes are not savings accounts, deposits or other obligations of a bank. The notes are not guaranteed by any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        See "Risk Factors" beginning on page S-11 of this prospectus supplement for important factors you should consider before purchasing the notes.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to Providian Financial	%	$

        The offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance of the notes.

        We have granted the underwriters the right to purchase an additional $37,500,000 principal amount of notes to cover any over-allotments.

        The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment on or about                        , 2004.

Joint Book-Running Managers

Citigroup	Goldman, Sachs & Co.	Morgan Stanley

Deutsche Bank Securities J PMorgan

Prospectus Supplement dated March    , 2004.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of their respective dates.

Prospectus Supplement

PROSPECTUS SUPPLEMENT SUMMARY

        This summary may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus as well as the information regarding us, including our consolidated financial statements and the accompanying notes, appearing elsewhere or incorporated by reference in the accompanying prospectus. All information in this prospectus supplement assumes the underwriter's over-allotment option with respect to the notes offering is not exercised unless otherwise stated.

Providian Financial Corporation

Business and Strategy

        Through our subsidiaries we provide credit card and deposit products to customers throughout the United States. Our lending and deposit taking activities are currently conducted through Providian National Bank ("PNB"). Providian Bank ("PB"), formerly a wholly-owned subsidiary of Providian Financial Corporation, was merged into PNB effective December 31, 2003. We are among the top ten bankcard issuers in the United States (based on managed credit card loans outstanding as of December 31, 2003).

        Our primary line of business is our credit card business, which generates consumer loans through Visa and MasterCard credit cards.

        We target creditworthy customers across the broad middle to prime market segments, with a particular focus on middle market customers who are underserved by many large, prime oriented card issuers. In originating new loans, we focus on the parts of the middle and prime segments that we expect to be the most profitable. We expect to generate profitable customer relationships through our proprietary marketing program, which emphasizes the portion of the market we refer to as "mainstream America," and through our new partnership marketing program, which uses highly targeted criteria to market our credit card products to creditworthy individuals associated with various groups. Mainstream America refers to a target market comprised of creditworthy people throughout the United States generally defined by credit, income, demographic and psychographic criteria developed by our marketing department.

        To acquire new customers, we use proprietary targeting and analytics to identify the most attractive credit card prospects and match them with the most appropriate product offerings. Currently we utilize prescreened direct mail as the primary new customer acquisition channel, augmented by online and telemarketing activities and other channels. In 2003, we launched new strategic partnership programs that match co-branded and affinity credit cards with highly targeted audiences. These include a co-branded credit card marketed and issued to viewers of HSN, a television shopping network, the DNC card, an affinity credit card marketed to supporters of the Democratic National Committee, and the eBay card, issued under an arrangement with MBNA America Bank, N.A.

        In February 2004, we launched our "New Providian" strategy, along with a new brand identity and logo, "Providian—Providing More." The focus of the brand identity is to treat our customers with respect and to recognize and reward them for their loyalty and responsible use of credit. In keeping with our focus on "mainstream America," we recently introduced a Providian Real Information program and a Providian Real Rewards program. Under the Providian Real Information program, customers have free online access to their credit score and other information on managing their credit. Under the Providian Real Rewards program, we offer rewards that we believe are more meaningful to our targeted customers than rewards offered by competing card products. For example, in return for making payments on time over a specified period, we award points that can be redeemed for gift certificates at restaurants and retail establishments or for credit on account fees. We also offer points for making purchases and carrying a balance. In 2004 we expect to offer a number of proprietary products centered around these themes.

        In addition to credit cards, we market a variety of cardholder service products to our customer base. These products, which we may originate ourselves or distribute for others, include debt suspension, auto- and health-related services, credit-related services, and selected insurance products.

Corporate Information

        Providian Financial Corporation, a Delaware corporation based in San Francisco, California, was incorporated as a subsidiary of Providian Corporation in 1984 under the name First Deposit Corporation. Our name was changed from First Deposit Corporation to Providian Bancorp, Inc. in 1994 and to Providian Financial Corporation in 1997. We conducted our operations as a wholly owned subsidiary of Providian Corporation until June 10, 1997, when all of the then outstanding shares of common stock of Providian Financial Corporation were spun off to the stockholders of Providian Corporation.

        Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol PVN. Our Internet address is www.providian.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus. Through our Internet website, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

        Except as otherwise provided, "we," "our," or "us" refers to Providian Financial Corporation and its consolidated subsidiaries and "Providian" refers to Providian Financial Corporation and not to any of its subsidiaries.

The Offering

Securities offered	$250,000,000 original principal amount of our % Convertible Cash to Accreting Senior Notes due March 15, 2016 (or $287,500,000 if the underwriters exercise their over-allotment option in full).
Offering price	$ per $1,000 original principal amount, plus accrued interest, if any, from the date of original issuance of the notes.
Cash Interest; Increase in Principal	We will pay cash interest on the original principal amount of the notes at the rate of % until March 15, 2011.

After March 15, 2011, we will pay cash interest on the original principal amount of the notes at the rate of 1 3/4% and will accrete the principal amount of the notes at a rate that provides holders with an aggregate annual yield to maturity of % (computed on a semiannual bond equivalent yield basis from March 15, 2011, after giving effect to cash interest paid but excluding contingent interest, if any). Accordingly, holders who hold their notes to maturity will be entitled to receive $ for each $1,000 original principal amount of the notes on March 15, 2016. See "Description of the Notes—General" in this prospectus supplement for a table showing the cash interest paid and accreted principal amount for the notes on interest payment dates beginning March 15, 2011.
The "accreted principal amount" with respect to $1,000 original principal amount of the notes on any date will be
• prior to March 15, 2011, $1,000, and
•
on and after March 15, 2011, that principal amount that provides holders with an aggregate annual yield to maturity of % (computed on a semiannual bond equivalent yield basis from March 15, 2011, after giving effect to cash interest paid but excluding contingent interest, if any).

We will pay cash interest on the notes semi-annually on March 15 and September 15 of each year, commencing September 15, 2004, to holders of record on the immediately preceding March 1 or September 1, as the case may be.
Contingent Interest
We will also pay contingent interest for the six-month period commencing on March 15, 2011 and for each six-month period commencing on March 15 or September 15 thereafter if the trading price of the notes for each of the last five trading days before the first day of the applicable six-month period equals 120% or more of the original principal amount of the notes. The contingent interest payable per note for semi-annual periods when contingent interest is payable will be 0.3% of the average trading price of a note during the last five trading days before the first day of the applicable six-month interest period. We will pay contingent interest, if any, on March 15 and September 15 of each year, to holders of record on the immediately preceding March 1 or September 1. See "Description of the Notes—Contingent Interest" in this prospectus supplement.

Conversion
You may convert the notes before maturity into shares of our common stock at a conversion rate of shares per $1,000 original principal amount of notes (which represents an initial conversion price of approximately $ ), subject to adjustment, only under the following circumstances:
•
during any calendar quarter commencing after June 30, 2004, if the closing price of our common stock exceeds $ (the "market price threshold", subject to adjustment) for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding calendar quarter;
	•	if the closing price of our common stock exceeds the market price threshold on any trading day on or after March 15, 2011;
•
during the five business day period after any five consecutive trading day period in which the trading price per $1,000 original principal amount of notes for each day was less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 original principal amount of notes, subject to our right to provide cash in lieu of common stock under specified conditions described under "Description of the Notes—Conversion of Notes—Conversion Upon Satisfaction of Trading Price Condition" in this prospectus supplement;
	•	if the notes have been called for redemption;
•
during any period in which the notes are rated at or below CCC+ by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors ("S&P") or Caa1 by Moody's Investor Services and its successors ("Moody's"), although we are under no obligation to have the notes rated;

• if we make specified corporate distributions as described under "Description of the Notes—Conversion of Notes—Conversion Upon Specified Corporate Distributions" in this prospectus supplement; or
•
in connection with a transaction or event constituting a fundamental change as described under "Description of the Notes—Conversion of Notes—Conversion in Connection with a Fundamental Change" in this prospectus supplement.
Make Whole Premium Upon a Fundamental Change

If a fundamental change occurs on or prior to March 15, 2011, we will pay a make whole premium on notes converted in connection with, or tendered for repurchase upon, a fundamental change as described below. The make whole premium will be payable in Providian stock (or the consideration into which the Providian stock has been exchanged) on the repurchase date for the notes after the fundamental change, both for notes tendered for repurchase and for notes converted in connection with the fundamental change.

The amount of the make whole premium, if any, will be based on our stock price and the effective date of the fundamental change. A description of how the make whole premium will be determined and tables showing the make whole premium that would apply at various stock prices and fundamental change effective dates based on assumed coupon rates and conversion rates are set forth under "Description of the Notes—Determination of the Make Whole Premium." No make whole premium will be paid if the stock price is less than $ , the closing price of our common stock on the date of pricing.
Repurchase at Option of Holder upon a Fundamental Change

Upon a transaction or event constituting a fundamental change, you may require us to repurchase for cash all or part of your notes at a purchase price equal to 100% of their accreted principal amount, plus accrued but unpaid cash interest, including contingent interest, if any, plus the make whole premium, if any, payable in Providian stock.
Repurchase at Option of the Holder
Holders may require us to repurchase all or part of their notes for cash on March 15, 2011 or March 15, 2014 at a repurchase price equal to 100% of their accreted principal amount, plus accrued but unpaid cash interest, including contingent interest, if any, to but excluding the repurchase date. See "Description of Notes—Repurchase at Option of the Holder."

Optional Redemption
We may redeem any of the notes beginning March 31, 2011, by giving holders at least 30 days notice. We may redeem the notes either in whole or in part for cash at a redemption price of 100% of their accreted principal amount, plus accrued but unpaid cash interest, including contingent interest, if any, to but excluding the redemption date. If we call notes for redemption, you may convert the notes until the close of business on the trading day immediately preceding the redemption date. See "Description of Notes—Optional Redemption by Providian."
Ranking
The notes are general unsecured obligations of Providian and will rank equally in right of payment with all of its other senior, unsecured debt obligations. The notes will be effectively subordinated to all existing and future liabilities of our subsidiaries. As of December 31, 2003, our subsidiaries had approximately $108.8 million of debt obligations outstanding, which have subsequently been repaid, and approximately $10.1 billion of deposits that effectively ranked senior to the notes.

Under its Capital Plan, as described under "Regulatory Matters" in this prospectus supplement, our banking subsidiary PNB has agreed that it will not declare or pay dividends or make capital distributions without obtaining the prior consent of its regulator. Therefore, the financial resources of PNB currently are not, and may not in the future be, available to Providian and Providian may need to rely solely on its own financial resources to make payments on the notes. Those financial resources may include cash and investments and proceeds from debt issuances or equity offerings in the future. However, we cannot assure that future debt issuances or equity offerings will be possible at favorable terms, if at all. In addition, under the Capital Plan, the financial resources of Providian may be called upon by PNB.
Sinking Fund	None.
Use of Proceeds
We intend to use the net proceeds of the sale for general corporate purposes, which may include the repurchase of outstanding debt obligations of Providian, capital contributions or extensions of credit to PNB, investments in retained subordinated interests in PNB's securitizations, and other purposes consistent with PNB's Capital Plan.

Events of default	Events of default include:
	•	we fail to pay principal of or premium on any of the notes when due;
	•	we fail to pay interest on any of the notes when due and continuance of such default for 30 days;
•
we fail to perform, or breach, certain covenants or warranties in the senior indenture with respect to the notes and continuance of such default or breach for 60 days after written notice by the trustee or the holders of not less than 25% in aggregate principal amount of the notes;
	•	we fail to convert any portion of the principal amount of a note following the exercise by the holder of such note of the right to convert such note into common stock;
	•	we fail to give notice of a fundamental change on a timely basis;
•
any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money of Providian or PNB in an aggregate principal amount exceeding $5,000,000 shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided in the senior indenture; and
	•	events of bankruptcy, insolvency or reorganization with respect to Providian as specified in the senior indenture.
U.S. Federal Income Taxation
We and each holder of the notes agree to treat the notes as contingent payment debt instruments for U.S. federal income tax purposes, and as subject to U.S. federal income tax rules applicable to contingent payment debt instruments. Based on that treatment, you generally will be required to accrue interest income on the notes in the manner described in this prospectus supplement, regardless of whether you use the cash or accrual method of tax accounting. You will be required, in general, to include interest in income based on the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the notes, which rate will exceed the stated interest on the notes. Accordingly, you will be required to include interest in taxable income in excess of the stated interest on the notes. Furthermore, upon a sale, purchase by us at your option, exchange, conversion or redemption of the notes, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the notes. The amount realized by you will include the fair market value of any common stock you receive. Any gain on a sale, purchase by us at your option, exchange or conversion of the notes will be treated as ordinary interest income. You should consult your tax advisers as to the U.S. federal, state, local or other tax consequences, as well as any foreign tax consequences, of acquiring, owning and disposing of the notes. See "U.S. Federal Income Tax Considerations" in this prospectus supplement.
Listing
The notes will not be listed on the New York Stock Exchange or any other securities exchange or included in any automated quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any such market making may be discontinued at any time at the sole discretion of the underwriters without notice.
Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PVN".
Risk Factors
You should read the "Risk Factors" section, beginning on page S-11 of this prospectus supplement, as well as the other cautionary statements throughout the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus, so that you understand the risks associated with an investment in the notes.

RISK FACTORS

        This section describes risks involved in purchasing our securities, including the notes and our common stock. Before you invest in our securities, you should consider carefully the following risks, in addition to the other information presented in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus, in evaluating us and our business. Any of the following risks could seriously harm our business and financial results and cause the value of our securities to decline, which in turn could cause you to lose all or part of your investment.

Risks Related to our Business

Delinquencies and Credit Losses Affect Our Financial Performance.

        We face the risk that our revenues will be reduced by losses incurred when customers do not repay their credit card loans. A high credit loss rate (the rate at which we charge off uncollectible loans) hurts our overall financial performance and increases our cost of funds, and a high delinquency rate (the rate at which customers fail to make payments on their loans on time) may indicate a greater risk that loans will become uncollectible. Both the delinquency rate and the credit loss rate on our consumer loans increased significantly in 2001 and 2002. Although the delinquency and credit loss rates generally improved in 2003, they remain high. If we are unable to continue to reduce our credit losses in 2004, our financial performance will be negatively affected. Factors that affect our ability to further reduce credit losses include portfolio "seasoning," portfolio composition, and general economic conditions.

        "Seasoning" refers to the average age of a loan portfolio. Credit card accounts tend to experience increased delinquencies and credit losses as the loan balances "season," or age, until they reach a peak period following which, with appropriate portfolio management, losses may stabilize or moderate. A large segment of our portfolio was originated before we implemented our current strategy of selectively recruiting higher quality customers. Although this portion of our portfolio is declining as a percentage of the total and has in large part reached its expected peak loss period, the relatively higher credit loss experience on these accounts continues to affect our financial performance. At the same time, the accounts originated under our current strategy are seasoning, and the loss and delinquency rates on this portion of our portfolio can be expected to increase as accounts age.

        The composition of our portfolio has changed significantly. The sale in 2002 of our interests in the Providian Master Trust, which generally had lower delinquency and credit loss rates, resulted in an increase in the percentage of accounts in our remaining portfolio with higher delinquency and credit loss rates. Although we have discontinued new account marketing to customers in the standard market segment and refocused our business on higher credit quality customers in the middle and prime market segments, the impact of these changes will be realized only over time. In addition, although we expect the loss and delinquency rates on newer accounts to be significantly lower than under our prior strategy, the loss and delinquency history of this portion of the portfolio is limited and its performance cannot be predicted with certainty.

        The continuing economic downturn in 2002 and, to a lesser extent, in 2003 contributed substantially to our credit loss rate as borrowers failed to make payments and, in some instances, sought protection under the bankruptcy laws. The impact of the economic downturn on our credit loss rate has been exacerbated by the higher risk loans in the standard and middle market segments that remain in our loan portfolio. If the economy fails to recover, it could adversely affect our delinquency and credit loss rates.

        We maintain an allowance for credit losses, which we believe to be adequate to cover credit losses inherent in our reported loans, but we cannot assure you that the allowance will be sufficient to cover actual credit losses.

Our Growth Rate Is Subject to Continued Uncertainty.

        Before the fourth quarter of 2001, our credit card portfolios grew rapidly, and that growth was a major contributor to growth in our earnings. In the fourth quarter of 2001, we discontinued new account marketing to our standard market segment, reduced lending to the highest risk customers within the middle market segment, and discontinued our international operations. These changes, together with our strategic asset sales, resulted in a decrease in the size of our loan portfolio. The size of our loan portfolio is expected to grow more slowly as a result of the implementation of our current strategy of selectively recruiting higher credit quality customers.

        We cannot assure you that we will be able to retain existing customers or attract new customers, or that we will be able to increase account balances for new or existing customers. Many factors could adversely affect our ability to retain or attract customers and our ability to grow account balances. These factors include general economic factors, competition, the effectiveness of our marketing initiatives, negative press reports regarding our industry or our company, the general interest rate environment, our ability to recruit or replace experienced management and operations personnel, the availability of funding, and delinquency and credit loss rates.

        An important contributor to our growth and earnings in the past was the development and expansion of new credit card products and related cardholder service products. Aggregate sales of our cardholder service products have declined and remain lower than historical levels, reflecting reduced rates of account growth and our changing asset mix. If we are unable to implement new cardholder products and features, our ability to grow will be negatively affected. Declining sales of cardholder service products would likely result in reduced income from fees.

We May Not Be Able to Successfully Originate Profitable New Middle and Prime Market Loans.

        There can be no assurance that we will be successful in our efforts to refocus the business. Competition in the higher credit quality segments of the market is particularly intense, which results in generally lower returns on assets because of lower interest rates, fees, and sales of cardholder service products within those segments. If we are not successful in executing our strategy of originating new loans from the middle and prime market segments through our New Providian and partnership programs, we may not be able to achieve a more stable loan portfolio with more stable earnings and lower, less volatile credit loss rates. The failure to successfully execute our new loan origination strategy could have a material adverse effect on our financial results and on our ability to achieve our goals under the Capital Plan (see "—We are Required to Operate in Accordance with Our Capital Plan") and could result in deterioration of our asset quality and performance.

We Face Intense Competition.

        We face intense and aggressive competition from other consumer lenders in all of our product lines. As we have refocused our business on more creditworthy customers, we compete with a broader set of competitors than we have in the past, many of which are larger and more diversified than we are, and have lower costs and greater resources than we have. Customer loyalty is often limited, particularly among the higher quality customers we seek to attract through our current marketing strategy. The GLB Act, which permits the affiliation of commercial banks, securities firms, and insurance companies, may increase the number of competitors in the banking industry and the level of competition for banking products, including credit cards. In addition, competition has intensified due to recent consolidation in the banking and financial services industry, which has resulted in significantly larger institutions with significantly greater resources.

        Our competitors have taken and may in the future take competitive actions such as offering lower interest rates and fees, larger credit lines, and other incentives to customers to use our competitors' credit cards and other products and/or transfer existing balances to our competitors' credit cards. These and other competitive practices could result in decreases in account and balance growth, the loss of existing customers and/or reductions in account balances, increased customer acquisition costs, and reductions in the interest and fees that we charge.

Fluctuations in Our Accounts and Account Balances Will Affect Our Financial Results.

        Our accounts and account balances fluctuate from time to time. Among other things, the strategic asset sales we executed in 2002 and, to a lesser extent, in 2003, substantially changed the scope of our business and operations. In addition, our marketing initiatives, competition, the economy, consumer payment and spending patterns, delinquencies and charge-offs, and the rate at which our business grows contribute to fluctuations in accounts and balances.

        Reduced loan balances will reduce interest income because the interest charges that accrue on the loans we make to our customers are based on a percentage of the applicable outstanding loan balance. In addition, lower loan balances may result in fewer customers who use our cardholder service products and lower income from performance fees. Accordingly, lower loan balances will likely result in reduced aggregate income from interest, fees and other charges.

Our Financial Results Could Be Hurt by the Performance of Securitized Loans and Changes in the Valuation of Our Interests in Securitizations.

        In connection with our securitizations, we retain certain interests in the assets created in the securitization, including retained subordinated certificateholders' interests, interest-only strips, and spread accounts. The income we earn from these interests depends on many factors, including the performance of the securitized loans, interest paid to certificateholders, and other expenses. The performance of the securitized loans is subject to the same risks and uncertainties that affect the loans that we have not securitized. These risks and uncertainties include, among others, delinquencies and credit losses, economic downturns and social factors, interest rate fluctuations, changes in government policies and regulations, competition, expenses, dependence on third party vendors, fluctuations in accounts and account balances, and industry risks.

        In recent years, we have retained larger subordinated interests in securitizations than in the past, due to the increased levels of credit enhancement required in our securitization transactions. Retained subordinated interests represent a significant portion of our reported assets. In general, these interests are reported at fair value. The value of the retained interests will fluctuate over time based on factors such as the amount of loans securitized, the performance and credit risk of the securitized loans, and market interest rates and other market conditions. Changes in the valuations of our retained subordinated interests or the assumptions and methods used to calculate such valuations can have a material impact on our income and our assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview of Critical Accounting Policies" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Securitizations of Loans Receivable" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

We Are Required to Operate in Accordance with Our Capital Plan.

        We and our banking subsidiaries entered into the regulatory agreements, and PNB continues to operate under the three-year Capital Plan (the "Capital Plan") it submitted to its regulators under its regulatory agreement, and is generally under close scrutiny by its regulators, who have broad authority to regulate the operations and management of banks to assure safety and soundness. See "Regulatory Matters."

        Among other things, the Capital Plan requires PNB to maintain, from June 30, 2003, a total risk-based capital ratio of at least 10% after applying the Subprime Guidance risk weightings, and, beginning with the quarter ending June 30, 2004, after applying the Subprime Guidance risk weightings and including in the calculation the impact of the new regulatory accounting and capital guidance regarding the accrued interest receivable asset related to securitization that PNB adopted in December 2002. PNB's capital ratios could fall below the levels required under the Capital Plan if its assets grow faster than projected, or as a result of other factors, such as greater than expected credit losses. In addition, under the Capital Plan PNB has committed to maintaining substantial levels of liquidity while improving the quality of the assets on its balance sheet that are funded by insured deposits. We cannot assure you that these goals will continue to be met.

        If PNB fails to adhere to its Capital Plan, it will face significant restrictions on growth and operating activities. Ultimately, if PNB fails to adhere to its regulatory agreement or the requirements of its Capital Plan, it could be ordered to cease deposit taking and lending activities. Its regulators could also assess civil money penalties, initiate proceedings to terminate deposit insurance, and assume control of PNB.

We Could Be Required to Provide Support to Our Banking Subsidiary.

        Under PNB's Capital Plan and its agreement with its regulators, we could be required to contribute capital or otherwise provide support to PNB in order to maintain or meet its capital and liquidity needs. Since the third quarter of 2001, we have contributed a total of $398.0 million in cash to PNB, in addition to contributing the stock of PBS to PNB, and $32.0 million to PB. Primarily as a consequence of these contributions, our investment in subsidiaries as a percentage of our total equity, which is referred to as our "double leverage," at December 31, 2002 was 132% and at December 31, 2003 was 129%, compared to 110% at the end of the third quarter of 2001. A double leverage ratio in excess of 100% indicates the degree to which an investment in subsidiaries has been funded with long term borrowings and other liabilities of the parent company. The support we are required to provide to PNB in order to maintain or meet its capital and liquidity needs could limit our ability to service debt obligations and expend funds at the parent company level. The principal source of funds for us to make payments on parent company debt securities and to meet other parent company obligations comes from our cash investments and from dividends from PNB. PNB has agreed not to pay any dividends to us during the term of its regulatory agreement without first obtaining regulatory consent. It currently does not have any plans to seek such consent.

        We may determine to undertake capital raising strategies, such as our convertible debt offerings, offerings under our dividend reinvestment and direct stock purchase plan, and other equity or debt offerings, or purchase retained subordinated certificateholders' interests from PNB, in order to raise capital to contribute to PNB or otherwise to support PNB. For example, in August 2003, we purchased retained subordinated certificateholders' interests in certain series of the Providian Gateway Master Trust from PNB at a carrying value of $126 million. Such strategies could adversely affect our financial results and/or stock price for a variety of reasons, including dilution to existing equity holders.

Our Banking Subsidiary's Regulators Can Impose Restrictions on Our Operations.

        PNB's regulators have broad discretion to issue or revise regulations, or to issue guidance, that may significantly affect us, PNB, or the way we conduct our business. For example, the banking regulators have issued guidelines governing subprime lending activities that require financial institutions engaged in subprime lending (including PNB) to carry higher levels of capital and/or credit loss allowances, and in January 2003 the Comptroller and the FDIC, in coordination with the Federal Financial Institutions Examination Council, issued new guidance to the industry on credit card account management and loss allowance practices.

        In addition, PNB's regulators have imposed the restrictions discussed under "Regulatory Matters," and could impose further restrictions on our business, or increase existing restrictions. Any new or more restrictive requirements could include, among others, requirements relating to: minimum regulatory capital levels; the manner in which we calculate increased risk weightings for purposes of the Subprime Guidance; deposit taking and rates paid on deposits and restrictions related to the quality of assets funded by deposits; extensions of credit; account management, risk management, and loss allowance practices; adoption of new or enhanced structures for the management of enterprisewide risk and internal controls; strategic acquisitions and asset growth; underwriting criteria; accounting policies and practices (including increases in allowances for credit losses, acceleration of loss recognition for interest and fees, and modifications to securitization accounting practices); enhanced scrutiny and consent requirements relating to our business plans and liquidity management; submission of special periodic regulatory reports; and additional supervisory actions or sanctions under applicable Prompt Corrective Action guidelines and other applicable laws and regulations.

        Any new or more restrictive requirements could hurt our financial results, limit our growth prospects, reduce our returns on capital, and/or require us to raise additional capital. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Adequacy" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

We Face Reduced Funding Availability and Increased Funding Costs.

        Our major sources of funding are retail deposits, asset securitizations, our liquidity portfolio, and, to a lesser extent, debt issuances. As part of their Capital Plans, our banking subsidiaries committed to reduce reliance on insured deposits and to improve the quality of assets funded by deposits. We substantially reduced our usage of the broker channel in 2002 as a source of retail deposits as a result of our credit rating downgrades, performance problems, and regulatory commitments. We cannot assure you that this channel will remain open to us. Moreover, regulatory requirements could prohibit PNB from taking any deposits if it fails to meet regulatory capital requirements. PNB's regulators could prohibit it from taking deposits even under circumstances where current regulations would not otherwise prohibit deposit taking. Our ability to raise funds through deposit taking could also be diminished if the rates that we have to pay on deposits in order to attract deposit customers increase. This could happen, for example, as a result of increased competition in the deposit market.

        In addition to retail deposits, we rely heavily on the securitization of our credit card receivables to fund our business. We experienced deterioration in our asset quality and downgrades in our debt ratings during 2001 and 2002. This reduced our access to securitization funding and resulted in higher funding costs and less favorable terms than were previously available to us. If our asset quality deteriorates, or our debt ratings or those of PNB are further downgraded, our funding capabilities would be negatively affected. Economic, legal, regulatory, accounting, and tax changes, as well as regulatory actions and other events affecting our competitors, can also make future securitizations and other sources of funding more difficult, less efficient, more expensive, or unavailable.

        Although we have been able to complete new securitization transactions and maintain a substantial liquidity portfolio since adoption of the Capital Plans and from time to time may sell non-essential assets to generate cash to run our business, we cannot assure you that we will be able to do so in the future. Competition for funding sources comes from a wide variety of institutions, many of which have more capital and resources and higher credit ratings than we do. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Funding and Liquidity" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

We Could Experience a Change in the Status of Our Securitizations.

        Our financial results, regulatory capital, and ability to fund ongoing operations could be negatively affected by certain changes in the status of our securitizations. This could lead to PNB's failure to meet its commitments under the Capital Plan.

        When we securitize our consumer loans, we record the securitizations as sales for GAAP and for regulatory accounting purposes. At the time of sale, we remove the securitized loans and related credit loss allowance from our balance sheet and record our retained interests in the transaction. If an event were to occur that caused the securitized loans to be returned to our balance sheet, we would be required to establish a credit loss allowance and maintain regulatory capital with respect to those loans. Securitized loans would be returned to our balance sheet if a securitization transaction were found to have failed to meet the applicable criteria for sale treatment under GAAP, or if PNB's regulators were to determine that a transfer involved "implicit recourse," or if the "revolving period" of a transaction were terminated ahead of schedule.

        "Implicit recourse" relates to the regulatory requirement that banks hold risk-based capital against assets sold or securitized with recourse, even if, for GAAP purposes, those assets have been removed from the bank's balance sheet. For regulatory purposes, "recourse" is an arrangement in which a bank sells assets but explicitly or implicitly retains a risk of loss that exceeds a pro rata share of the bank's interest in the sold assets. Implicit recourse can exist when, for example, a bank takes actions to improve the credit quality or market value of an asset-backed security after the related assets have been sold. Although PNB's regulators have not asserted that implicit recourse exists with respect to any of our securitization transactions, there would be negative consequences if the regulators were to determine that any of our securitization transactions involved implicit recourse.

        During the revolving period of a securitization, the investors' share of monthly principal payments is used to fund the purchase of replacement loans receivable rather than being distributed to the investors. Certain events, called early amortization events, could accelerate the termination of the revolving period. Early amortization events include excess spread triggers (based on a formula that takes into account interest and fee yield, interest, servicing, and other administrative costs and credit losses allocated to a particular series), breaches of certain representations, warranties, or covenants, insolvency or receivership, and servicer defaults, and, for some series, may include the occurrence of an early amortization with respect to our other securitization transactions. Our securitization transactions since 2001 contain terms that are generally less favorable than those contained in our past securitization transactions, including additional amortization events. For example, under certain securitizations completed in 2002 and 2003, early amortization can be triggered based on a minimum shareholders' equity test, termination of a back up servicing agreement, or the failure of an interest rate cap provider to make required payments. Although our excess spread rates have improved, there is still a risk that an early amortization event based on excess spread triggers could occur with respect to one or more series of securitizations. If termination of the revolving period is accelerated, principal payments on securitized loans would be paid to investors to reduce their invested interest, and our "seller's interest" would correspondingly increase. As the seller's interest increases, we would need to obtain alternative sources of funding, establish additional credit loss allowances, and, depending on the level of retained interests, maintain additional regulatory capital. This would negatively affect our financial results and liquidity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Securitizations of Loans Receivable" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

We Face Potential Fluctuations in Expenses That Could Hurt Our Profitability.

        Our profitability depends in part on our ability to maintain and develop the systems necessary to operate our business and control the rate of growth of our expenses. As part of the strategic initiatives we began in 2001, we have taken actions, such as workforce reductions, to reduce expenses and streamline operations. However, as our business develops or changes, additional expenses can arise, including expenses from structural reorganizations, workforce reductions and facilities closures, reevaluation of business strategies, product development, and increased funding costs. Expenses related to defending against legal proceedings and other legal and administrative costs could also increase. In addition, some of our expenses are fixed costs and cannot be reduced. These fixed costs represent a larger portion of our total expenses as our size has decreased due to asset sales and changes to our business focus. All else being equal, an increase in fixed costs relative to total expenses negatively affects our profit margins.

We Rely on a Number of Third Party Vendors and Service Providers in the Operation of Our Business.

        Our business depends on a number of third parties, including telemarketing and data processing providers, providers of credit enhancement, insurance, and liquidity in connection with our securitizations, nationwide credit bureaus, co branding and affinity partners, postal and telephone service providers, public utilities, bankcard associations, cardholder service providers, transaction processing service providers, and technology outsourcing vendors. Some of these vendors are located outside the United States. Overall, our use of third party vendors has increased as a result of operational efficiency measures implemented in 2003. In addition, in our capacity as interim accounts owner for the higher risk asset portfolio that we sold in a structured transaction in 2002 we are dependent on third parties for the servicing and management of the accounts. Problems with any of these relationships or disruption in one or more of these services could disrupt our operations, create legal exposure, or hurt our financial results.

We Are Dependent Upon Our Management and Operations Personnel.

        Our growth and profitability depend in part on our key management and operations personnel. We are currently not permitted to make key management changes without approval by the Comptroller. If, for any reason, we are not able to recruit or replace key personnel, or if we are unable to recruit or replace capable employees generally, our operations and financial results could be negatively affected.

Interest Rate Fluctuations Can Hurt Our Profitability.

        We borrow money from institutions and depositors in order to lend money to our customers. The difference between the rates we pay to borrow money and the rates we earn on the loans we make to our customers (the "spread") affects our earnings and the value of our assets and liabilities. Accordingly, interest rate movements that affect this spread can have a material effect on our profitability. If the interest rates we pay on our deposits and borrowings increase to a greater extent than the rates our customers pay to us, or if the interest rates that we charge customers are reduced (as a result of competition or otherwise) to a greater extent than the interest rates we pay on our deposits and borrowings, our profits could be negatively affected.

        A substantial portion of our receivables earn interest at variable, rather than fixed, rates, and we may seek to make further changes to the rates that we charge our customers in order to limit changes in the spread. However, increases in the interest rates charged to customers could result in customers using our credit cards less frequently, carrying smaller balances, or looking to other credit sources or could lead to increased credit losses, which could negatively affect our earnings as accounts and account balances decrease. See "—Fluctuations in Our Accounts and Account Balances Will Affect Our Financial Results."

        We generally seek to mitigate risks to earnings and capital arising from movements in interest rates. The main tools we use to manage our interest rate sensitivity are investment decisions, pricing decisions on our loans receivable, and, when necessary, derivatives, including interest rate swaps and cap agreements. However, these techniques and instruments rely on the exercise of significant judgment, are subject to numerous uncertainties, and may not protect against certain risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Interest Rate Sensitivity" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

Changes in Government Policy and Regulation Can Negatively Affect Our Results.

        Federal and state laws significantly limit the types of activities in which we may engage through PNB and the manner and terms on which we may offer, extend, manage, and collect loans. Congress, the states and other governmental bodies in the jurisdictions in which we operate may enact new laws and regulations, or amend existing laws and regulations, relating to consumer protection, debtor relief, collection activities, and consumer privacy. Such laws and regulations could make it more difficult or expensive for us to make or collect our loans. They could also limit the interest and fees that we may charge our customers or impose new disclosure requirements relating to pricing and other terms. In addition, failure to comply with laws and regulations could result in lawsuits, public relations problems, and increased regulatory scrutiny, and might require us to pay substantial settlement costs, damages, or penalties. As a result, new laws or regulations or changes in existing laws or regulations could hurt our financial results. Changes in government fiscal or monetary policies, including changes in capital requirements and our rate of taxation, could also hurt our financial results.

Economic Downturns and Consumer Behavior Could Negatively Affect Our Financial Results.

        Because our business is concentrated in the credit card sector, our financial performance may be more severely affected by changes affecting that sector than if our business were more diversified. In particular, changes in consumer behavior due to economic conditions or social factors can affect our results. In addition to increases in delinquencies and credit losses, economic downturns and recessions could cause a reduction in consumer demand and spending. Numerous social factors also affect credit card use, payment patterns, and the rate of defaults by accountholders. These social factors include changes in consumer confidence levels, the public's perception of the use of credit cards, the policies and practices adopted by other credit card issuers, and changing attitudes about incurring debt and personal bankruptcy. If accountholders carry reduced balances or fail to pay their balances because of economic downturns or recessions, interest and fee income could decline, credit losses could increase, and our financial performance could be negatively affected.

Legal Proceedings and Related Costs Could Negatively Affect Our Financial Results.

        We face the risk of governmental proceedings and litigation, including class action lawsuits, challenging our product terms, rates, disclosures, and collections or other practices, under state and federal consumer protection statutes and other laws, as well as actions relating to federal securities laws. In particular, state attorneys general and other government prosecutors have shown an increased interest in the enforcement of consumer protection laws, including laws relating to subprime lending, predatory lending practices, and privacy. We face the potential of litigation and compliance costs and may from time to time be required to change specific business practices, depending on the outcome of such litigation and other legal proceedings. For example, PNB continues to be subject to a consent order, issued by the Comptroller in June 2000, that obligated PNB to make certain changes in its business practices following allegations of unfair and deceptive business practices brought by the San Francisco District Attorney, the California Attorney General, and the Connecticut Attorney General. We and certain of our subsidiaries are also subject to an injunction effecting the terms of the settlements entered into in connection with those allegations.

        Litigation and other proceedings may result in the adoption of business practices different from those of our competitors, as well as payment of settlement costs, damages, and in some cases penalties, which would affect our financial results. See "Regulatory Matters—Legal Proceedings."

Disputes Affecting Visa and MasterCard Could Have an Adverse Impact on Our Operations and Financial Results.

        We are a member of Visa U.S.A. Inc. and MasterCard International Incorporated. Visa and MasterCard are membership associations composed of financial institutions that issue Visa or MasterCard credit and debit cards. The outcome of pending or future disputes against the associations—for example, disputes relating to foreign currency conversion fees—could, if adversely decided, affect our operations or result in an increase in the fees we must pay as members. The associations could be liable for significant amounts of damages and/or be forced to make changes in their pricing structures or other operational changes. The associations could, in turn, increase the fees they levy on their members. The outcome of these cases could negatively affect our operations and financial results in ways that we cannot currently predict.

        In a lawsuit filed in 1998, the U.S. Justice Department challenged the associations' duality structure, which permits overlapping ownership and control of the associations by the same group of banks. The lawsuit also sought to invalidate the associations' rules that restrict member banks from joining competing networks such as American Express and Discover/Novus. The trial court rejected the duality claim, but ruled against the associations on the competing networks claim. Visa and MasterCard appealed the trial court's ruling, and the appeal was denied in September 2003. The associations have indicated that they anticipate seeking further appellate review. Ending the associations' competing network rule will allow banks to issue general-purpose cards other than Visa and MasterCard cards, which could alter the structure of the credit card industry.

Other Industry Risks Could Affect our Financial Performance.

        We face many industry risks that could negatively affect our financial performance. For example, we face the risk of fraud by accountholders and third parties, as well as the risk that increased criticism from consumer advocates or the media could hurt consumer acceptance of our products. In addition, the financial services industry as a whole is characterized by rapidly changing technologies, and system disruptions and failures may interrupt or delay our ability to provide services to our customers. In particular, we face technological challenges in the developing online credit card and financial services market. We also face claims relating to widely used technologies that are alleged to be proprietary in nature, including smart cards and call center technology. The secure transmission of confidential information over the Internet is essential to maintain consumer confidence in certain of our products and services. Security breaches, acts of vandalism, and developments in computer capabilities could result in a compromise or breach of the technology we use to protect our customers' personal information and transaction data. Consumers generally are concerned with security breaches and privacy on the Internet, and Congress or individual states could enact new laws regulating the electronic commerce market that could adversely affect us.

Risks Related to this Offering

Effect of Holding Company Structure.

        Because the notes are obligations of a holding company that has limited liquid assets of its own ($539.4 million at December 31, 2003 on an unconsolidated basis) and limited income-generating operations independent from its investments in its subsidiaries, the notes are effectively subordinated to all existing and future indebtedness and other obligations (including preferred stock obligations) of PNB and our other direct and indirect subsidiaries. As of December 31, 2003, our subsidiaries had approximately $108.8 million of debt obligations outstanding, which have subsequently been repaid, and approximately $10.1 billion of deposits that should be viewed as effectively ranked senior to the notes. Our existing indentures would block the upstream payments from our subsidiaries under various circumstances including: (a) the bankruptcy, liquidation or reorganization of us and our subsidiaries, and (b) during the continuance of defaults under these indentures and agreements.

        In addition, PNB is currently operating under a Capital Plan that prevents it from declaring or paying dividends, or making other capital distributions, without the prior consent of the regulators. See "Regulatory Matters—Supervision and Regulation Generally—Dividends and Transfers of Funds" in this prospectus supplement. PNB currently has no plans to seek such consent, and we cannot assure you that consent would be granted, if requested. Additionally, our financial resources may be called upon to provide capital and liquidity support for PNB. Although the capital ratios of PNB exceeded the levels required in its Capital Plan as of December 31, 2003, those ratios could fall below required levels if its assets grow faster than projected, or as a result of other factors, such as greater than expected credit losses.

        We may, therefore, need to look primarily to our own financial resources to make payments on the notes. These financial resources may include cash and investments and proceeds of debt issuance and equity offerings in the future. We cannot, however, assure you that future debt issuance or equity offerings will be possible on favorable terms, if at all.

        If PNB fails to comply with its Capital Plan, the regulators could impose significant restrictions on our banking subsidiary's operations and ultimately assume control of it. Were the regulators to assume control of our banking subsidiary and proceed to liquidate or sell it, we cannot assure you that the financial resources of, or available to, Providian at that time would be sufficient to pay the notes.

Volatility of Common Stock and Note Price.

        The market price for our common stock may be volatile and therefore the price of our notes may fluctuate significantly, which may result in losses for investors. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These include:

  •
  quarterly variations in operating results;

  •
  changes in financial estimates by securities analysts;

  •
  changes in market valuations of financial services companies;

  •
  additions or departures of key personnel; and

  •
  any deviations in net revenues or in losses from levels expected by securities analysts or projected by us.

        In addition, the price of the notes may fluctuate as a result of changes, if any, in ratings issued by rating agencies relating to our debt securities or rating agencies' perceptions of our sector of the financial services industry.

No Public Market for the Notes.

        Prior to this offering, there has been no trading market for the notes. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time at their sole discretion without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will continue for any period of time. If an active market for the notes fails to develop or continue, this failure could harm the trading price of the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

The conditional conversion features of the notes could result in you receiving less than the value of the common stock into which a note is convertible.

        The notes are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Conversion of the notes will dilute the ownership interest of existing shareholders.

        The conversion of some or all of the notes will dilute the ownership interests of existing shareholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The notes are unsecured and, therefore, are effectively subordinated to any of our secured debt.

        The notes are not secured by any of our assets or those of our subsidiaries. As a result, the notes are effectively subordinated to any secured debt we may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes. As of December 31, 2003, we had no secured debt at the parent company level. The notes are effectively subordinated to all existing and future indebtedness and other obligations (including preferred stock obligations) of PNB and our other direct and indirect subsidiaries, whether or not such indebtedness and other obligations are secured.

We may not have the ability to raise the funds necessary to finance the fundamental change redemption option or the repurchase at the option of the holder provisions in the notes.

        If a fundamental change, as described under the heading "Description of Notes—Redemption at Option of the Holder Upon a Fundamental Change," occurs prior to maturity or the holders elect to require us to purchase their notes, we may be required to redeem all or part of the notes. We may not have sufficient funds to make the required redemption or repurchase in cash and restrictions under our Capital Plan and in our credit facilities or other indebtedness that may be outstanding may not allow any such redemptions or repurchases.

You should consider the U.S. federal income tax consequences of owning the notes.

        We and each holder of the notes will agree to characterize the notes as contingent payment debt instruments for U.S. federal income tax purposes. Under that treatment, you will be required to include amounts in your taxable income, as ordinary income, in advance of your receipt of the cash or other property attributable to the notes. The amounts required to be included by you in your taxable income for each year will be significantly in excess of the stated interest that is paid on the notes. You will recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion or redemption of a note generally will be treated as ordinary interest income. A discussion of the U.S. federal income tax consequences of ownership of the notes is contained in this offering memorandum under the heading "U.S. Federal Income Tax Considerations."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus supplement and the accompanying prospectus, including documents incorporated by reference in the accompanying prospectus, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the "safe harbor" created by those sections. We also make forward looking statements in our periodic reports to the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, in our proxy statements, in our offering circulars and prospectuses, in press releases and other written materials and in oral statements made by our officers, directors, or employees to third parties. Forward looking statements include, without limitation: expressions of the "belief," "anticipation," or "expectations" of management; statements as to industry trends or future results of operations of our company and our subsidiaries; and other statements that are not historical fact. Forward looking statements are based on certain assumptions by management and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. These risks and uncertainties include, but are not limited to, competitive pressures; factors that affect liquidity, delinquency rates, credit loss rates, and charge-off rates; general economic conditions; consumer loan portfolio growth; changes in the cost and/or availability of funding due to changes in the deposit, credit, or securitization markets; changes in the way we are perceived in such markets and/or conditions relating to existing or future financing commitments; the effect of government policy and regulation, whether of general applicability or specific to us, including restrictions and/or limitations relating to our minimum capital requirements, deposit taking abilities, reserving methodologies, dividend policies and payments, growth, and/or underwriting criteria; year-end adjustments; changes in accounting rules, policies, practices, and/or procedures; the success of product development efforts; legal and regulatory proceedings, including the impact of ongoing litigation; interest rates; one-time charges; extraordinary items; the ability to recruit or replace key personnel; and the impact of existing, modified, or new strategic initiatives. These and other risks and uncertainties are described under the heading "Risk Factors" and are also described in other parts of this prospectus supplement, including "Regulatory Matters—Legal Proceedings." Readers are cautioned not to place undue reliance on any forward looking statement, which speaks only as of the date thereof. We undertake no obligation to update any forward looking statements.

USE OF PROCEEDS

        The net proceeds to be received by us from the sale of the notes offered by this prospectus supplement are estimated to be $                         ($                        if the underwriters exercise their over-allotment option in full), after underwriting discounts and commissions and estimated expenses of the offering. We intend to use the net proceeds of the sale for general corporate purposes, which may include the repurchase of outstanding debt obligations of Providian, capital contributions or extensions of credit to PNB, investments in retained subordinated interests in PNB's securitizations, and other purposes consistent with PNB's Capital Plan.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed on the New York Stock Exchange under the symbol "PVN". The following table shows for the periods indicated the high and low closing prices per share of our common stock as reported on the New York Stock Exchange Composite Tape.

	High	Low	Dividends Declared Per Common Share
2002
First quarter	$7.55	$3.13	—
Second quarter	8.28	5.43	—
Third quarter	6.00	2.84	—
Fourth quarter	6.57	3.55	—
2003
First quarter	$7.32	$5.25	—
Second quarter	10.25	6.78	—
Third quarter	12.00	9.11	—
Fourth quarter	13.00	10.30	—
2004
First quarter (through March 12, 2004)	$13.73	$11.36	—

        A recent closing price per share for our common stock as reported by The New York Stock Exchange is set forth on the cover of this prospectus supplement. At February 29, 2004, there were approximately 8,150 holders of record of our common stock.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at December 31, 2003 and as adjusted as of such date to give effect to the issuance of the notes. This table should be read in conjunction with our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2003
	Actual	As Adjusted(1)
	(Dollars in thousands)
Other Financial Information
Providian Financial Corporation—Consolidated:
Cash and cash equivalents	$544,554	$787,179

Investment securities(2)	$5,121,199	$5,121,199

Providian Financial Corporation—Unconsolidated:
Cash and cash equivalents	$398,097	$640,722

Investment securities(3)	$141,287	$141,287

Providian Financial Corporation Consolidated Capitalization
Deposits	$10,101,057	$10,101,057
Short-term borrowings	108,828	108,828
Long-term borrowings	1,163,521	1,163,521
Notes offered hereby	—	250,000

Total debt	11,373,406	11,623,406

Shareholders' Equity
Common stock	2,908	2,908
Retained earnings	2,350,446	2,350,446
Cumulative other comprehensive income	(12,480)	(12,480)
Treasury stock	(15,425)	(15,425)

Total shareholders' equity	2,325,449	2,325,449

Total capitalization	$13,698,855	$13,948,855

(1)
Adjusted for the issuance of the notes offered hereby, assuming no exercise of the over-allotment option.

(2)
Includes federal funds sold and securities purchased under resale agreements.

(3)
Represents retained subordinated certificateholders' interests in certain series of the Providian Gateway Master Trust. These interests were purchased from PNB. These retained subordinated certificateholders' interests are classified in due from securitizations in Providian Financial Corporation's consolidated statements of financial condition.

PROVIDIAN FINANCIAL CORPORATION

General

        Providian Financial Corporation, a Delaware corporation based in San Francisco, California, was incorporated as a subsidiary of Providian Corporation in 1984 under the name First Deposit Corporation. Our name was changed from First Deposit Corporation to Providian Bancorp, Inc. in 1994 and to Providian Financial Corporation in 1997. We conducted our operations as a wholly owned subsidiary of Providian Corporation until June 10, 1997, when all of the then outstanding shares of common stock of Providian Financial Corporation were spun off to the stockholders of Providian Corporation.

        Our mailing address is 201 Mission Street, San Francisco, California 94105. We are listed on the New York Stock Exchange and the Pacific Exchange under the symbol PVN. Our Internet address is www.providian.com. Through our Internet Web site, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission (the "SEC"). Our Code of Business Conduct and Corporate Governance Guidelines and the charters of our Board of Directors' Audit and Compliance Committee, Human Resources and Compensation Committee, and Nominating and Corporate Governance Committee are available in the "Corporate Governance" section of our Web site, and you can also obtain, without charge, copies of these documents by writing to us at Providian Financial Corporation, 201 Mission Street, San Francisco, CA 94105, Attention: Corporate Secretary. The chief executive officer and chief financial officer certifications required to be filed with the SEC regarding the quality of our public disclosures are attached to our Annual Report on Form 10-K as Exhibit 31.1 and Exhibit 31.2.

        Through our subsidiaries we provide credit card and deposit products to customers throughout the United States. Our lending and deposit taking activities are currently conducted through Providian National Bank ("PNB"). Providian Bank ("PB"), formerly a wholly-owned subsidiary of Providian Financial Corporation, was merged into PNB effective December 31, 2003. We are among the top ten bankcard issuers in the United States (based on managed credit card loans outstanding as of December 31, 2003).

Business Strategy and Marketing

        Our primary line of business is our credit card business, which generates consumer loans through Visa and MasterCard credit cards. In 2003, we sold substantially all of the assets of GetSmart.com, an on line loan marketplace business.

        We target creditworthy customers across the broad middle to prime market segments, with a particular focus on middle market customers who are underserved by many large, prime oriented card issuers. In originating new loans, we focus on the parts of the middle and prime segments that we expect to be the most profitable. We expect to generate profitable customer relationships through our proprietary marketing program, which emphasizes the portion of the market we refer to as "mainstream America," and through our new partnership marketing program, which uses highly targeted criteria to market our credit card products to creditworthy individuals associated with various groups. Mainstream America refers to a target market comprised of creditworthy people throughout the United States generally defined by credit, income, demographic, and psychographic criteria developed by our marketing department.

        To acquire new customers, we use proprietary targeting and analytics to identify the most attractive credit card prospects and match them with the most appropriate product offerings. Currently we utilize prescreened direct mail as the primary new customer acquisition channel, augmented by online and telemarketing activities and other channels. In 2003, we launched new strategic partnership programs that match co-branded and affinity credit cards with highly targeted audiences. These include a co-branded credit card marketed and issued to viewers of HSN, a television shopping network, the DNC card, an affinity credit card marketed to supporters of the Democratic National Committee, and the eBay card, issued under an arrangement with MBNA America Bank, N.A..

        In February 2004, we launched our "New Providian" strategy, along with a new brand identity and logo, "Providian—Providing More." The focus of the brand identity is to treat our customers with respect and to recognize and reward them for their loyalty and responsible use of credit. In keeping with our focus on "mainstream America," we recently introduced a Providian Real Information program and a Providian Real Rewards program. Under the Providian Real Information program, customers have free online access to their credit score and other information on managing their credit. Under the Providian Real Rewards program, we offer rewards that we believe are more meaningful to our targeted customers than rewards offered by competing card products. For example, in return for making payments on time over a specified period, we award points that can be redeemed for gift certificates at restaurants and retail establishments or for credit on account fees. We also offer points for making purchases and carrying a balance. In 2004 we expect to offer a number of proprietary products centered around these themes.

        In addition to credit cards, we market a variety of cardholder service products to our customer base. These products, which we may originate ourselves or distribute for others, include debt suspension, auto- and health-related services, credit-related services, and selected insurance products.

The Credit Process

        Our prescreened account solicitation process uses information from credit reporting agencies to identify consumers who are likely to be interested in and eligible for an account. Customers who respond are reviewed according to our credit and underwriting criteria. We use internally generated risk technology and scoring models for new accounts, as well as widely accepted metrics such as those devised by Fair Isaac Corporation. We establish pricing and credit limits based on the customer's credit profile and on our profitability and risk guidelines.

        After an account is opened, we monitor the customer's risk profile regularly and may adjust product features or pricing, or both, as the relationship evolves, in order to strengthen profitability and reduce loss exposure over time. In cases where the customer fails to comply with the account agreement or presents a higher credit risk, we may increase the interest rate. For higher risk customers, we may also reduce the credit line or close the account.

        We charge late fees, returned check fees, and overlimit fees, and may charge other fees when appropriate, in accordance with the terms of the account agreement. Under our account agreements we reserve the right to change or terminate at any time, subject to applicable notice requirements, any terms, conditions, services, or features of the account agreement (including increasing or decreasing interest rates, other fees and charges, or minimum payment requirements).

Portfolio Management

        Until the fourth quarter of 2001, we focused on three market segments: the standard market segment (higher risk and generally underserved customers who might not ordinarily qualify for credit cards, including customers with past credit problems or limited credit history); the middle market segment (customers whose credit is typically superior to the standard market segment but inferior to platinum and prime market segment customers); and the platinum market segment (customers with generally good credit history). In the fourth quarter of 2001, we discontinued new account marketing to the standard market segment. We also tightened credit line increases in all segments and selectively repriced loans that exhibited increased risk levels.

        To strengthen our relationships with our best customers, we upgrade relationships by providing product upgrades and more competitive pricing and increasing credit lines. To reduce our exposure to riskier accounts, we increase pricing to compensate for the higher credit risk and may decrease credit lines.

Collections

        An account is contractually delinquent if the minimum payment is not received by the next due date. We use a delinquency lifecycle strategy to manage delinquent accounts in combination with event driven approaches, consumer counseling, and consumer debt management programs. Under the delinquency lifecycle approach, we prioritize collections to focus on delinquency status, with attention to customer events within each stage of delinquency. We believe that this facilitates management and collector accountability for, and ownership of, collections results.

        When a loan becomes delinquent, we charge off the principal balance no later than the last day of the calendar month in which the account becomes 180 days past due under the terms of the account agreement. Loans that are restructured under our consumer debt management programs are charged off no later than 120 or 180 days after they become contractually past due, depending on an account's delinquency status at the time it enters the consumer debt management program and its subsequent payment history. We recognize charge-offs for bankrupt and deceased customers within a period that is generally 30 days after notification of the bankruptcy and 60 days after verification of death. Fraud losses (losses due to the unauthorized use of credit cards, including credit cards obtained through fraudulent applications) are not included in credit losses and are charged to non-interest expense after an investigation period of up to 90 days.

        We do not include in our loan balances or other assets, and do not recognize as income—that is, we "suppress"—the portion of interest and fees that we estimate to be uncollectible. When the principal amount of a loan is charged off, related accrued interest and fees included in loans receivable, interest receivable, and due from securitizations, to the extent not previously suppressed, are reversed against income.

        For a more detailed discussion of our charge-off and revenue recognition policies, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Asset Quality" and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview of Critical Accounting Policies—Interest and Fee Income Recognition" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

Funding and Liquidity

        Our primary sources of funding are customer deposits, asset securitizations, a portfolio of cash and liquid investment securities, and, to a lesser extent, debt issuances. We maintain a substantial liquidity portfolio, which consists of federal funds sold, securities purchased under resale agreements, available-for-sale investment securities, and cash and cash equivalents. In 2003, our aggregate level of deposits, as well as our liquidity position, continued to decrease. However, we expect to continue to maintain a significant level of liquidity in accordance with the Capital Plan that PNB has submitted to its regulators. For a discussion of our funding and liquidity, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Funding and Liquidity" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

Competition

        We compete against the full spectrum of credit card issuers, including issuers whose core business is credit cards, issuers who are subsidiaries of larger diversified financial services companies, and issuers who are regional or local banks. In addition to competition from issuers of Visa and MasterCard credit cards, we face competition from issuers of other general purpose credit cards, private label retail cards, and, to a lesser extent, debit cards. Many of these institutions are substantially larger and have more resources than we do. Competition is more intense in the lower risk spectrum of the middle and prime market segments on which we are focusing our current marketing efforts than in the standard and higher risk spectrum that were a source of growth for us in 2000 and 2001. We compete opportunistically, leveraging our distinctive targeting, analytics, underwriting, and marketing techniques, such as our new marketing partnership programs, to select and better serve our customer segments and manage our customer relationships.

Geographic Diversity

        Our loan portfolios are geographically diverse, with no significant regional concentration of credit risk.

Employees

        As of December 31, 2003, we had 4,502 employees and a total workforce, including temporary and contract employees, of 4,525.

Organizational Structure

        We operate principally through Providian National Bank, a wholly owned subsidiary headquartered in Tilton, New Hampshire. PNB is a national banking association organized under the laws of the United States and is a member of the Federal Deposit Insurance Corporation (the "FDIC"). PNB was originally organized as a state bank in 1853 and converted to a national bank charter in 1865.

        Another wholly-owned subsidiary, Providian Bank, which was headquartered in Salt Lake City, Utah, was an industrial loan corporation organized under the laws of Utah and a member of the FDIC until it was merged into PNB effective December 31, 2003.

REGULATORY MATTERS

        PNB is subject to extensive banking related supervision and regulation, as was PB prior to its merger into PNB. PNB is also subject to numerous federal and state laws relating to consumer protection and privacy matters. See "—Supervision and Regulation Generally." After we announced our third quarter 2001 delinquency and credit loss experience in the fall of 2001, we and our banking subsidiaries entered into written regulatory agreements. As required by those agreements, PNB and PB submitted three-year capital plans, which we refer to in this prospectus supplement as the "Capital Plans," to their regulators that provided goals and strategies with respect to their capital and liquidity positions. Following the merger of PB into PNB effective December 31, 2003, PB's agreements with the regulators and its Capital Plan obligations are no longer applicable.

Our Regulatory Agreements

        PNB and PB entered into written agreements with their regulators in November 2001. Under these agreements, the boards of directors of PNB and PB each created a written agreement compliance committee responsible for ensuring, monitoring, and coordinating the bank's compliance with and implementation of the agreements. Under the agreements, PNB and PB agreed that they would not declare or pay dividends, or make any capital distributions, without obtaining the prior consent of their regulators. They also agreed to cease originating new accounts in the standard market segment, develop growth restriction plans, including limitations on credit line increases within the standard market segment and appropriate restrictions on new accounts and credit line increases in other market segments, and develop capital plans. These provisions are described in more detail below under "—Our Capital Plans." PNB and PB also agreed, among other things, to review their allowances for credit losses for loans on their books and ensure that they maintained allowances consistent with regulatory requirements.

        We also entered into a capital assurances and liquidity maintenance agreement with each of PNB and PB. Under these agreements, we agreed to provide certain capital and liquidity support to PNB and PB, subject to certain exemptions for near term cash obligations. In particular, we agreed to provide such capital support to them as may be necessary from time to time to ensure that they achieve and maintain the capital ratios set forth in the Capital Plans. See "—Our Capital Plans." Our obligations under the PNB agreement will remain in effect unless we and PNB terminate them by mutual agreement and obtain regulatory consent to such termination.

Our Capital Plans

        In February 2002, pursuant to their respective agreements, PNB and PB submitted to their regulators Capital Plans addressing the banks' capital and liquidity on a combined basis and containing separate growth restrictions. The Capital Plans have been updated and submitted to the regulators quarterly. Beginning with the update submitted in the third quarter of 2002, PNB and PB utilized separate Capital Plans that included, growth projections and growth restriction plans which, in the case of PNB, incorporated the effect of the merger of PB into PNB. Beginning in the first quarter of 2004, PNB, our only remaining banking subsidiary, updated its Capital Plan to reflect the completion of the merger, which did not result in material changes to its Capital Plan.

        The Capital Plans provided a comprehensive strategy for maintaining a strong capital position at PNB and PB. The business and operational strategies reflected in PNB's Capital Plan continue to include a focus on maintaining strong levels of liquidity while reducing reliance on insured deposits as a source of funding, maintaining strong credit loss allowances, improving the overall risk profile of the loan portfolio, maintaining an appropriate and measured level of growth, reducing overhead and related operating expenses, and achieving a more stable level of long term profitability. This strategy builds on strategic initiatives begun in the fourth quarter of 2001, including refocusing our business on the middle and prime market segments.

        Under the original Capital Plans, PNB and PB committed on a combined basis to achieve well capitalized status as shown on their Call Reports as of March 31, 2002 and to maintain adequately capitalized status on a Call Report basis until that date. In addition, PNB and PB on a combined basis committed to achieve by March 31, 2002, and to maintain thereafter, capital ratios associated with adequately capitalized status after applying increased risk weightings consistent with the Expanded Guidance for Subprime Lending Programs ("Subprime Guidance") issued by the federal banking regulators in 2001. PNB and PB further committed on a combined basis to achieve by June 30, 2003, and maintain thereafter, capital ratios associated with well capitalized status after applying the Subprime Guidance risk weightings. In the Capital Plans prepared in the third quarter of 2002, PNB and PB each committed to achieve the foregoing capital goals on an individual basis.

        In connection with PNB's December 2002 adoption of new regulatory accounting and capital guidance regarding the accrued interest receivable asset related to securitizations ("AIR"), PNB's commitment to achieve capital ratios associated with well capitalized status, after applying Subprime Guidance risk weightings, was modified so that (a) the June 30, 2003 commitment applied to capital ratios that are calculated so as to exclude the impact of the AIR guidance, and (b) the date for achieving capital ratios associated with well capitalized status, including the impact of the AIR guidance, was extended to June 30, 2004. PB was not affected by the AIR guidance.

        PB, prior to its merger into PNB, achieved all of the capital ratio goals it committed to achieve by the dates it committed to achieve them. PNB to date has achieved all of the capital ratio goals it committed to achieve by the dates it committed to achieve them.

        PNB's Capital Plan identifies a number of strategies designed to meet the goals of the Plan, including:

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  Balance Sheet and Liquidity Management.    We are committed to maintaining a strong liquidity position at PNB. Consistent with the Capital Plan, we improved the quality of the assets that PNB holds on its balance sheet that are funded by deposits, such that as of December 31, 2003, PNB's deposits were covered by cash, liquid investments, and a risk-adjusted portion of on-balance sheet loans. Subject to the ongoing review and continuing update of its Capital Plan and the potential impact of evolving regulatory standards, we expect PNB to continue to maintain assets of sufficient quality on its balance sheet to fully cover its deposits, as contemplated by its Capital Plan. However, there can be no assurance that it will be successful in doing so.

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  Refocusing New Business.    In 2002, PNB began implementing a strategy of originating new accounts from both the middle and prime market segments in order to achieve a more stable loan portfolio, more stable earnings, and lower, less volatile credit loss rates. In 2003, PNB refined its strategy to focus on the parts of the middle and prime segments expected to be the most profitable by recruiting higher quality customers through our proprietary marketing program, which emphasizes the portion of the market we refer to as "mainstream America," and through our new partnership and co-branding programs.

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  Capital Contributions and Related Matters.    In 2002, we contributed to PNB the stock of Providian Bancorp Services ("PBS"), which performs a variety of servicing activities (such as human resources, legal, accounting, data processing, customer service, and collections) for us and our banking subsidiaries. This contribution placed the assets and property rights necessary to the ongoing operation of PNB into a bank operating subsidiary. We also made cash contributions totaling $148 million to PNB and $22 million to PB in 2002. In the third quarter of 2003, we purchased from PNB retained subordinated certificateholders' interests in certain series of the Providian Gateway Master Trust at a carrying value totaling $126 million, which improved PNB's total risk-based capital ratios for the third quarter of 2003 by approximately 137 basis points on a Call Report basis and 108 basis points after applying the Subprime Guidance.

Other Matters

        In June 2000, we reached settlements with the San Francisco District Attorney, the California Attorney General, and the Connecticut Attorney General, and PNB reached a settlement with the Office of the Comptroller of the Currency (the "Comptroller") regarding certain alleged unfair and deceptive business practices. We and certain of our subsidiaries stipulated to the entry of a judgment and the issuance of a permanent injunction, and PNB stipulated to the issuance by the Comptroller of a Consent Order, both of which prohibit specified practices. Those prohibitions remain in effect.

        In January 2003, the Office of the Comptroller of the Currency and the Federal Deposit Insurance corporation ("FDIC"), in coordination with the Federal Financial Institutions Examination Council ("the FFIEC"), issued new guidance to the industry on credit card account management and loss allowance practices. We believe we have achieved or are in the process of achieving full compliance with the guidance without material impact to our business model. However, we can provide no assurance that our banking regulators will agree with our assessment of our compliance with the guidance, nor can we estimate what costs, if any, might result from any direction provided by our banking regulators.

Supervision and Regulation Generally

        Holding Company Status.    We are the parent company of PNB, which is a national banking association. Prior to its merger into PNB, we were the parent company of PB, which was an industrial loan corporation organized under the laws of Utah. However, we are not required to register as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Before 1987, PNB was a so-called "nonbank bank." This means that it was not a "bank" under the BHCA because it did not both accept demand deposits and make commercial loans. The Competitive Equality Banking Act of 1987 ("CEBA") revised the definition of "bank" to include generally all FDIC-insured institutions. CEBA grandfathered the rights of companies that owned "nonbank banks" on March 5, 1987. As a result, subject to certain restrictions, these companies were able to retain ownership of their nonbank banks without registering as bank holding companies.

        The restrictions on CEBA-grandfathered banks were liberalized by the Gramm Leach Bliley Act of 1999 (the "GLB Act"). The GLB Act repealed the Glass Steagall Act of 1933, which separated commercial and investment banking, and eliminated the BHCA's prohibition on insurance underwriting by bank holding companies. Under the GLB Act, PNB is permitted to engage in new activities, which it was not permitted to do under CEBA, so long as it does not both accept demand deposits and make commercial loans. The GLB Act also eased CEBA restrictions on PNB's ability to cross market its products and services with the products and services of its affiliates. In addition, the GLB Act increased our ability to acquire the assets of additional insured depository institutions, effectively eliminating the CEBA restriction that prevented us from acquiring more than 5% of the assets of another insured depository institution. However, our ability to take advantage of these opportunities continues to be significantly limited by the Capital Plan and the agreement between PNB and its regulators.

        We could be required to register as a bank holding company under the BHCA if PNB ceases to observe the CEBA restrictions, as modified by the GLB Act, or if we or any of our affiliates acquires control of an additional insured depository institution (excluding exempt institutions such as credit card banks). If we were required to register as a bank holding company, we would be subject to the restrictions set forth in the BHCA. These restrictions would among other things limit our activities to those the Federal Reserve Board deems to be closely related to banking and a proper incident thereto.

However, the restrictions, if they were to apply to us, would not be expected to have a material adverse effect on our business as currently conducted. We could voluntarily elect to become a financial holding company under the GLB Act if we met certain eligibility requirements. If we were to become a financial holding company, we would be permitted to engage in a broader range of activities than would be permitted if we were a bank holding company under the BHCA.

        Investment in Our Company and Our Subsidiary Bank.    PNB is, and PB was prior to its merger into PNB, an "insured depository institution" within the meaning of the Change in Bank Control Act of 1978 (the "CIBC Act"). Accordingly, an individual or entity must obtain the prior written approval of the Comptroller before it may acquire "control" (as defined in the CIBC Act) of PNB.

        For purposes of the BHCA, an individual or entity may not acquire "control" of us, and a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of our voting shares, without the prior written approval of the Federal Reserve Board. Our CEBA grandfather rights are nontransferable. Thus, if an individual or entity acquired "control" of us or if a bank holding company acquired ownership or control of more than 5% of our voting shares, we would be required to limit our activities and our non-banking subsidiaries' activities to those the Federal Reserve Board deems to be closely related, and a proper incident, to banking. As noted above, however, if we became a financial holding company under the GLB Act, we would be permitted to engage in a more expansive range of activities than are permitted for bank holding companies under the BHCA, subject to the Capital Plan and the agreement between PNB and its regulators.

        Dividends and Transfers of Funds.    Prior to the fall of 2001, dividends from our banking subsidiaries were a primary source of our funds. Federal law limits the extent to which PNB (or, prior to its merger into PNB, PB) can supply funds to us and our affiliates through dividends, loans, or otherwise. These limitations include minimum regulatory capital requirements, restrictions concerning the payment of dividends, and Sections 23A and 23B of the Federal Reserve Act of 1913, as amended, which govern transactions between a banking organization and its affiliates. In addition, PNB is subject to federal regulatory oversight to assure safety and soundness. In general, federal banking laws prohibit an insured depository institution from making dividend distributions if such distributions are not paid out of available earnings or would cause the institution to fail to meet applicable capital adequacy standards. Under the Capital Plan and the agreement between PNB and its regulators, PNB may not declare or pay dividends without first receiving the consent of its regulators. PB, prior to its merger into PNB, was subject to such federal regulatory oversight and banking laws, as well as similar Utah laws governing industrial loan corporations, and to similar restrictions under its regulatory agreement and Capital Plan. See "—Capital Requirements," "—Our Regulatory Agreements," and "—Our Capital Plans."

        Capital Requirements.    PNB is subject to risk-based capital guidelines contained in regulations adopted by the Comptroller. PB, prior to its merger into PNB, was subject to risk-based capital guidelines contained in regulations adopted by the FDIC. Risk-based capital ratios are determined by allocating assets and specified off-balance sheet commitments to several risk weighted categories. Higher levels of capital are required for the categories defined as representing greater risk.

        Under current banking regulations, institutions generally are required to maintain a minimum total risk-based capital ratio (total Tier 1 and Tier 2 capital to risk weighted assets) of 8%, and a Tier 1 risk-based capital ratio (Tier 1 capital to risk weighted assets) of 4%, which correspond to the minimum levels needed to be adequately capitalized. See "—Federal Deposit Insurance Corporation Improvement Act of 1991." Risk-based capital guidelines are subject to change by the applicable regulators and may be increased from time to time, generally or with respect to specific types of assets. The Comptroller and the FDIC have established guidelines prescribing a minimum "leverage ratio" (Tier 1 capital to adjusted total assets as specified in the guidelines) of 3% for institutions that have the highest regulatory rating and meet certain other criteria, and a minimum leverage ratio of 4% for institutions that do not meet the criteria.

        The Comptroller and the FDIC may, however, set higher capital requirements when an institution's particular circumstances warrant. As described in detail under "—Our Capital Plans," PNB and, prior to its merger into PNB, PB committed to achieve and maintain capital ratios exceeding the regulatory minimums otherwise applicable. The Comptroller may pursue a number of actions restricting PNB's operations if it does not achieve the required ratios. See "Risk Factors—We Are Required to Operate in Accordance with our Capital Plan." For information regarding our capital ratios as of December 31, 2003, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Capital Adequacy" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus.

        The risk-based capital standards require risk-based capital to be maintained for assets transferred with recourse, in an amount no greater than the maximum amount of recourse for which a regulated entity is contractually liable. This rule, known as the low-level recourse rule, applies to transactions accounted for as sales under GAAP in which a bank contractually limits its risk of loss or recourse exposure to less than the full effective minimum risk-based capital requirement for the assets transferred. A low-level recourse transaction arises when a bank securitizes assets and uses contractual cash flows, retained subordinated interests, or other assets as credit enhancements. PNB is required to hold risk-based capital equivalent to the maximum recourse exposure on assets it transfers in its securitizations, not to exceed the amount of risk-based capital that would be required if the low-level recourse rule did not apply.

        Effective January 1, 2002, the federal banking agencies adopted a rule (the "residual interest rule") to revise their regulatory capital standards to address the treatment of recourse obligations, residual interests, and direct credit substitutes in asset securitizations that expose banks to credit risk. The residual interest rule added new standards for the treatment of retained interests related to securitizations, including a concentration limit for credit-enhancing interest-only strips receivable. This rule is intended to result in more consistent regulatory capital treatment for certain transactions involving similar risk and capital requirements that more closely reflect a banking organization's exposure to credit risk. Specifically, the rule amended capital standards by: providing a more consistent risk-based capital treatment for recourse obligations and direct credit substitutes; applying a ratings-based approach that sets varying capital requirements for positions in securitized transactions according to their relative risk exposure; deducting from Tier 1 capital the amount of credit-enhancing interest-only strips receivable that exceeds 25% of Tier 1 capital (concentration limit); and requiring "dollar-for-dollar" risk-based capital for certain residual interests not deducted from Tier 1 capital. As of December 31, 2003, PNB's interest-only strips receivable represented 7.62% of its Tier 1 capital, which is below the 25% concentration limit. PB had no interest-only strips receivable.

        In May 2002, the federal banking agencies issued clarifying guidance on the regulatory capital treatment of the accrued interest receivable ("AIR") asset related to credit card securitizations. The guidance defines the AIR asset as a subordinated retained interest that requires "dollar-for-dollar" risk-based capital. In December 2002, the agencies also provided guidance on the accounting for the AIR asset. We adopted the guidance for the capital treatment and accounting of the AIR in the fourth quarter of 2002. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Securitizations of Loans Receivable" in our Annual Report on Form 10-K incorporated by reference in the accompanying prospectus for a discussion of our AIR accounting practices.

        In April 2003, the Basel Committee on Banking Supervision proposed revisions to the global risk-based capital rules set forth in the 1988 Basel Capital Accord. The proposal modifies the Basel Committee's January 2001 proposal for a new capital adequacy framework for banks. If implemented, the new rules, among other changes, would replace the current risk weightings for most credit risks with a system based on external and internal ratings, and expose banks that securitize assets to a capital system also based on external and internal ratings. Changes in U.S. capital standards resulting from the Basel Committee's proposal are expected no earlier than 2006. We are unable at this time to assess what impact, if any, this proposal may have on our business.

        Federal Deposit Insurance Corporation Improvement Act of 1991.    Among other things, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal bank regulatory authorities to take "prompt corrective action" when insured depository institutions do not meet minimum capital requirements. For these purposes, FDICIA established five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under regulations adopted by the Comptroller and the FDIC, an institution is generally classified as well capitalized or adequately capitalized according to its total risk based capital ratio, Tier 1 risk based capital ratio, and leverage ratio, as follows:

Capital Ratio	Calculation	Well Capitalized Ratios	Adequately Capitalized Ratios
Total risk-based	(Tier 1 + Tier 2)/Total risk-based assets	≥10%	≥8%
Tier 1 risk-based	Tier 1/Total risk-based assets	≥6%	≥4%
Leverage	Tier 1/Adjusted average assets	≥5%	≥4%

        An institution is classified as undercapitalized if it does not meet any of the adequately capitalized tests, significantly undercapitalized if it has a total risk-based capital ratio under 3%, and critically undercapitalized if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

        An adequately capitalized institution is permitted to accept brokered deposits only if it receives a waiver from the FDIC, and it must limit the interest it pays on brokered deposits to a rate that is not more than 75 basis points higher than the prevailing rate in its market for so long as it remains only adequately capitalized. Undercapitalized institutions cannot accept brokered deposits, must limit the interest they pay on all solicited deposits, and are subject to growth and other limitations and requirements. Significantly undercapitalized institutions may be subject to a number of additional requirements and restrictions. Critically undercapitalized institutions are subject to appointment of a receiver or conservator and, beginning 60 days after becoming critically undercapitalized, may not make any payment of principal or interest on their subordinated debt (subject to certain exceptions).

        FDICIA also required federal banking agencies to revise their risk-based capital standards to adequately address concentrations of credit risk, interest rate risk, and risk arising from non-traditional activities. The Comptroller and the FDIC have identified these risks and an institution's ability to manage them as important factors in assessing overall capital adequacy, but have not quantified them for use in formula based capital calculations. The Comptroller and the FDIC have further revised their risk-based capital rules to address market risk. Financial institutions with 10% or more of total assets in trading activity or $1 billion or more in trading activity are required to use internal risk measurement models to calculate their capital exposure for market risk and to hold capital in support of that exposure. PNB holds "dollar-for-dollar" capital as defined in applicable regulatory guidance against its existing retained interests in securitizations, which are measured at fair value like investments in debt securities held for trading under GAAP, and our banking subsidiaries' trading activity has been below the thresholds that would otherwise require additional capital for market risk exposure. Accordingly, these market risk rules have not affected our capital requirements.

        Deposit Insurance Assessments.    PNB's deposits are insured up to applicable limits by the Bank Insurance Fund (the "BIF") of the FDIC. Accordingly, PNB is subject to assessment for deposit insurance premiums. Under the FDIC's risk-based insurance assessment system, each insured institution is placed in one of nine risk categories, based on its level of capital, supervisory evaluations, and other relevant information. The assessment rate applicable to PNB depends in part on the risk assessment classification assigned to it by the FDIC and in part on the BIF assessment schedule adopted by the FDIC. BIF-insured institutions such as PNB are currently assessed premiums at an annual rate between 0% and 0.27% of eligible deposits. PNB is also subject to assessments for payment of Financing Corporation ("FiCo") bonds issued in the 1980s as part of the resolution of the problems of the savings and loan industry. The FiCo assessment rate applicable to BIF-insured deposits is 0.0154% per annum for the first quarter of 2004 and may be adjusted quarterly to reflect a change in the assessment base for the BIF. PB, prior to its merger into PNB, was also subject to assessment for deposit insurance premiums and for payment of FiCo bonds.

        Consumer Protection Laws.    The relationship of PNB (and of PB, prior to its merger into PNB) and its customers is extensively regulated by federal and state consumer protection laws. The most significant laws include the Truth-in-Lending Act of 1968, Equal Credit Opportunity Act of 1974, Fair Credit Reporting Act of 1970 (the "FCRA"), Truth-in-Savings Act of 1991, Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, Electronic Funds Transfer Act of 1978, the GLB Act, Federal Trade Commission Act, and unfair and deceptive practices laws of the various states in which we do business. These statutes, among other things, impose disclosure requirements when a consumer credit loan is advertised, when the account is opened, and when monthly billing statements are sent. These statutes also limit the liability of credit card holders for unauthorized use, prohibit discriminatory practices in extending credit, impose limitations on the types of charges that may be assessed and on the use of consumer credit reports, regulate the privacy of consumer information, require disclosure of privacy policies, impose restrictions on the sharing of customer information among companies, and prohibit unfair and deceptive practices. In recent years, states have become increasingly more active in regulating areas such as privacy and predatory lending. In a number of lawsuits, the authority of states to regulate national bank operations has been challenged, on grounds that the National Bank Act of 1864 preempts such state laws. In general, federal courts have supported the preemptive authority of the National Bank Act, and the Comptroller has recently published revisions to its rules to clarify the preemptive effect of federal laws regulating activities of national banks and their operating subsidiaries. We are unable to predict the outcome of these cases or the availability of federal preemption as a defense to state law claims.

        The National Bank Act authorizes national banks to charge customers interest at the rates allowed by the laws of the state in which the bank is located, regardless of an inconsistent law of a state in which the bank's customers are located. PNB relies on this ability to "export" rates to facilitate its nationwide credit card business. PB, as a state institution, enjoyed a similar right under the Depository Institutions Deregulation and Monetary Control Act of 1980. In 1996, the United States Supreme Court held that late payment fees are "interest" and therefore can be "exported" under the National Bank Act, deferring to the Comptroller's interpretation that interest includes late payment fees, insufficient funds fees, overlimit fees, and certain other fees and charges associated with consumer credit loans.

        Privacy.    We maintain policies that prohibit access to and disclosure of consumer information without our authorization. In addition, our contracts with third parties that provide services in support of our business, including servicing and data processing, require them to maintain the confidentiality of consumer information. Under the GLB Act, a financial institution must disclose its privacy policy and provide consumers with the opportunity to opt out of certain types of information sharing with unaffiliated third parties. The GLB Act expressly permits states to adopt more stringent privacy requirements. Some states have adopted laws or regulations imposing stricter limitations on information sharing, and it is our policy to comply with them where applicable. Various states are considering enacting enhanced privacy requirements. We cannot predict the nature and extent of any such additional privacy requirements, as they might be adopted. Legislative consideration has also been given to various proposals to limit the use of social security numbers by government and business. We cannot predict the outcome of these proposals nor their impact on us, should they become law.

        Legislative Developments.    Over the last several years, members of Congress have proposed legislation to substantially revise the laws governing consumer bankruptcy. In March 2003 and again in January 2004, the House of Representatives passed comprehensive bankruptcy reform legislation. It is unclear when, or if, such proposed legislation will be enacted. In general, the bankruptcy reform legislation contains provisions intended to curb abuse in the current bankruptcy system, including a means test for consumer bankruptcy filings, and includes new requirements for consumer lending disclosures. We cannot predict whether the proposed bankruptcy reform legislation will be enacted or its impact, if it is enacted.

        The Fair and Accurate Credit Transactions Act of 2003 (the "FACT Act"), which was signed into law in December 2003, amended the FCRA and permanently extended several provisions of the FCRA that had been granted a temporary federal preemption in 1996 and were scheduled to expire on January 1, 2004. These provisions, including those relating to prescreening, dispute resolution, and affiliate information sharing practices, establish uniform national standards that cannot be changed by state legislation. We do not currently expect the FACT Act to have a material impact on our business.

        The USA Patriot Act, which was signed into law in October 2001, includes provisions for fighting international money laundering and blocking terrorist access to the U.S. financial system. The Act amends the Bank Secrecy Act of 1970 and generally imposes additional due diligence and recordkeeping requirements on financial institutions. In April 2003, the U.S. Treasury and the federal banking regulators issued final rules requiring financial institutions to incorporate into their written money laundering plans procedures for verifying the identify of any person seeking to open an account, maintaining records of the information used to verify the person's identity, and determining whether the person appears on any list of known or suspected terrorists or terrorist organizations. The rules became effective in October 2003. We do not currently expect these rules to have a material impact on our business.

        From time to time, members of Congress have introduced proposals for the regulatory restructuring of the financial services industry and the reform of the federal deposit insurance system, as well as legislation to impose a statutory cap on credit card interest rates and fees, to require additional disclosures, or to prohibit certain practices with respect to open-ended credit plans. In recent years state legislatures have entertained similar proposals as well as others to expand consumer protection laws, such as laws regulating information sharing, identity theft, and marketing and underwriting practices. We cannot predict the outcome of these proposals nor their impact on us, should they become law.

        See "Risk Factors—We Are Required to Operate in Accordance with Our Capital Plan," "—We Could Be Required to Provide Support to Our Banking Subsidiary," "—Our Banking Subsidiary's Regulators Can Impose Restrictions on Our Operations," and "—Changes in Government Policy and Regulation Can Negatively Affect Our Results."

Legal Proceedings

        Following the announcement in October 2001 of our third quarter 2001 delinquency and credit loss experience, a number of lawsuits were filed against us and certain of our executive officers and/or directors. These included Rule 10b-5 securities class actions, shareholder derivative actions, and class actions relating to our 401(k) plan.

        The Rule 10b-5 securities class actions were filed in the District Court for the Northern District of California. These consolidated actions (In re Providian Financial Securities Litigation) allege that we and certain of our officers made false and misleading statements concerning our operations and prospects for the second and third quarters of 2001, in violation of federal securities laws. The actions seek damages, interest, costs, and attorneys' fees. Our motion to dismiss was denied in December 2002. The class was certified on January 15, 2004 and comprises those persons or entities who acquired our stock between June 6, 2001 and October 18, 2001. The case is in the discovery phase.

        The shareholder derivative actions were filed in December 2001 and January 2002 in California state court in San Francisco. These actions generally seek redress against members of our Board of Directors and certain executive officers and allege breach of fiduciary duty, gross negligence, breach of contract, and violation of state insider trading law. The complaints seek damages (in the name of the Company and to be awarded to the Company), attorneys' fees, and other relief. These proceedings have been stayed by agreement of the parties.

        The class actions relating to the 401(k) plan were filed beginning in December 2001 in the District Court for the Northern District of California, on behalf of a class comprising all persons who were participants or beneficiaries of the plan since July 17, 2001. These consolidated actions, which alleged breaches of fiduciary duties under the Employee Retirement Income Security Act, were settled in June 2003 on a classwide basis for $8.6 million, which was funded by our insurance carriers.

        Beginning in 1999, we were named as a defendant in a number of legal proceedings relating to allegedly unfair and deceptive business practices by our banking subsidiaries in the marketing of cardholder service products and other practices. In June 2000, we reached settlements with the Comptroller, the San Francisco District Attorney, the California Attorney General, and the Connecticut Attorney General with respect to these consumer claims. In November 2001, settlement of the consumer class action and other lawsuits pending in state and federal court relating to such practices received final state court approval, and the federal court actions were dismissed in March 2002. In connection with these settlements, we agreed to make certain business practice changes and to pay restitution to affected customers. Approximately 6,400 class members opted out of participation in the class action settlement and approximately 60 of those class members have individual actions currently pending against us. The parties have reached agreement to settle the opt out cases on a global basis.

        In February 2001, we were named as a defendant in a putative consumer class action suit entitled Ross v. Visa, U.S.A. Inc., et al., which was filed in the United States District Court for the Eastern District of Pennsylvania against Visa, MasterCard and a number of credit card issuing banks. The suit alleges that uniform foreign currency surcharges allegedly imposed by the defendants are the result of a conspiracy in restraint of trade and violate the federal antitrust laws. The suit also alleges that the defendant banks violated the Truth in Lending Act by failing to separately identify these surcharges to their customers on their monthly statements. Similar lawsuits were subsequently filed in California and New York. In August 2001, the Federal Judicial Panel on Multidistrict Litigation transferred all of these cases to the Southern District of New York. In January 2002, plaintiffs filed an amended consolidated complaint, which the defendants moved to dismiss. In July 2003 the court granted the motion to dismiss the plaintiffs' claim for actual damages under the Truth-in-Lending Act, and denied the motion to dismiss the plaintiffs' antitrust claims. The case is in the discovery phase.

        In July 2002, we were named as a defendant in a putative class action suit entitled Shoars v. Providian Bancorp Services, Providian Financial Corporation, et al. The suit was filed in California state court and alleges that our Paid Time Off ("PTO") plan violated California Labor Code section 227.3 because we capped the payout of PTO benefits for terminated employees at 40 hours. Following removal of the case to federal court and the subsequent remand to state court, the case was settled on a classwide basis for $5.7 million.

        In January 2004, a putative state court class action, Ventura v. Providian National Bank, was filed in Orange County, California, alleging that PNB's minimum payment calculation results in improper overlimit fees and that its payment posting practices result in improper interest charges and late fees. The complaint alleges a single breach of contract claim and seeks damages, attorneys' fees, and other relief. In February 2004, a putative state court class action, Marotta v. Providian National Bank, was filed in Orange County, California alleging that plaintiffs' APRs were increased improperly without proper notice. The complaint alleges a single breach of contract claim and seeks damages, attorneys' fees, and other relief.

        We have been advised that an individual has made a claim against us and one of our vendors, alleging that we and/or the vendor received discounted bulk mail postage rates from the United States Postal Service on certain mailings between 1997 and 2001 which were not eligible for the discounted rates. To the best of our knowledge, the allegations involve claims that such mailings were not eligible for bulk mail postage rates because requirements relating to the updating of mailing lists were not satisfied. If we were not entitled to receive the discounted rates, we could be subject to treble damages, penalties, and other relief. The Civil Division of the U.S. Department of Justice is working with the U.S. Postal Service to investigate these allegations and to determine whether to pursue the matter. We have received a subpoena from the U.S. Postal Service and have provided documents responsive thereto.

        Following the filing of a claim in arbitration, we continue to have settlement discussions with our former Chief Executive Officer, Shailesh Mehta, concerning severance and other benefits alleged to be due under Mr. Mehta's employment agreement in connection with the termination of his employment in November 2001.

        In addition, we are commonly subject to various other pending and threatened legal actions arising in the ordinary course of business from the conduct of our activities. An informed assessment of the ultimate outcome or potential liability associated with our pending lawsuits and other potential claims that could arise is not feasible at this time.

        Due to the uncertainties of litigation, we can give no assurance that we will prevail on all claims made against us in the lawsuits that we currently face or that additional proceedings will not be brought. While we believe that we have substantive defenses in the actions and claims described above and intend to defend those actions and claims vigorously, we cannot predict their ultimate outcome or their potential future impact on us. We do not presently expect any of these matters to have a material adverse effect on our business, financial condition, or results of operations, but can give no assurance that they will not have such an effect.

DESCRIPTION OF THE NOTES

        The following description of the terms of the notes supplements and, to the extent it is inconsistent, replaces the description of the general terms and provisions of our debt securities contained in the accompanying prospectus, and we refer you to that description. Certain terms used in this prospectus supplement have the meanings given to those terms in the accompanying prospectus. In this section of the prospectus supplement entitled "Description of the Notes," when we refer to Providian, "we," "our," or "us," we are referring to Providian Financial Corporation and not to any of its subsidiaries.

General

        The notes will be senior unsecured indebtedness of Providian and will rank on a parity with all of our other existing and future senior unsecured debt. The notes will be convertible into common stock as described under "—Conversion of Notes."

        The notes will be limited to $250,000,000 aggregate original principal amount, or $287,500,000 aggregate original principal amount if the underwriters fully exercise their over-allotment option. The notes will be issued only in an original principal amount of $1,000 and multiples of $1,000 and replacement notes will be issued only in denominations equal to $1,000 original principal amounts and multiples of $1,000. The notes will mature on March 15, 2016 unless earlier converted, redeemed or repurchased.

        We will pay cash interest on the original principal amount of the notes on each March 15 and September 15, commencing September 15, 2004 at a rate of             % until March 15, 2011, with interest accruing on the notes from March    , 2004. After March 15, 2011, we will pay cash interest on the original principal amount of the notes at the rate of 1 3/4% and will accrete the principal amount of the notes at a rate that provides holders with an aggregate annual yield to maturity of    % (computed on a semiannual bond equivalent yield basis from March 15, 2011, after giving effect to cash interest paid but excluding contingent interest, if any).

        We will pay contingent interest as set forth below under "—Contingent Interest."

        We will pay cash interest to record holders at the close of business on the March 1 and September 1, as the case may be, immediately preceding the interest payment date. Accrued but unpaid interest, including contingent interest, if any, payable upon conversion in connection with a fundamental change or repurchase of the notes upon a fundamental change will be paid to the person submitting the notes for conversion or repurchase, as applicable, however if the conversion date or repurchase date is after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion or repurchase, and any such notes, upon surrender for conversion or repurchase, must therefore be accompanied by funds equal to the amount of interest payable on such notes on the corresponding interest payment date.

        The following table sets forth for the indicated interest payment dates for each $1,000 original principal amount the cash interest to be paid (excluding contingent interest, if any) and the accreted principal amount of the notes:

Interest Payment Date	Cash Interest Payable		Accreted Principal Amount
March 15, 2011	$	.	$	.
September 15, 2011	$	.	$	.
March 15, 2012	$	.	$	.
September 15, 2012	$	.	$	.
March 15, 2013	$	.	$	.
September 15, 2013	$	.	$	.
March 15, 2014	$	.	$	.
September 15, 2014	$	.	$	.
March 15, 2015	$	.	$	.
September 15, 2015	$	.	$	.
March 15, 2016	$	.	$	.

        We will pay cash interest on certificated notes by check mailed to your address as it appears in the note register. We will pay cash interest on global notes to The Depository Trust Company, New York, New York, which we refer to as DTC, by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months and consistent with NASD Rule 11620(b). Payments that would otherwise be made on a date that is not a business day will be paid on the next business day.

        We will maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.

        We and each holder will agree to treat the notes as debt instruments that are subject to the contingent payment debt regulations. Therefore, we and each holder will agree to treat the notes as issued with original issue discount for U.S. federal income tax purposes, which we refer to as tax original issue discount. In general, pursuant to that treatment, beneficial owners of the notes will be required to accrue interest income on the notes for U.S. federal income tax purposes in the manner described herein, regardless of whether such owners use the cash or accrual method of tax accounting. Beneficial owners will be required, in general, to accrue interest each year, as tax original issue discount, based on the rate at which we would issue a noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to those of the notes, rather than at a lower rate based on the accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual interest payments and any contingent interest payments actually received in that year). Accordingly, owners of notes will be required to include tax original issue discount as interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes. Furthermore, upon a sale, exchange or conversion of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. The amount realized by you will include, in the case of a conversion, the fair market value of the stock you receive. Any gain on a sale, exchange or conversion of a note will be treated as ordinary interest income. You are expected to consult your own tax advisors as to the United States federal, state, local or other tax consequences of acquiring, owning and disposing of the notes.

        The notes are obligations of our company, which is a holding company, and not our subsidiaries. Because we derive substantially all of our revenues from PNB and do not have significant operations of our own, we are dependent on the ability of PNB to provide us with cash, in the form of dividends or intercompany credits, loans or otherwise, to meet our obligations under the notes. PNB has no obligation to pay amounts due on the notes or to make any funds available to us for payment of the notes upon maturity or upon a redemption or purchase of the notes as described below.

        Neither we nor any of our subsidiaries will be subject to any financial covenants under the senior indenture. In addition, neither we nor any of our subsidiaries are restricted under the senior indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

        You are not afforded protection under the senior indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described under "—Repurchase at Option of the Holder Upon a Fundamental Change."

Determination of the Make Whole Premium

        On or prior to March 15, 2011, we will pay a make whole premium upon the repurchase of the notes as described below under "—Repurchase of the Notes Upon a Fundamental Change" and upon the conversion of the notes as described below under "—Conversion Upon a Fundamental Change." No make whole premium will be paid if the stock price (as defined below) is less than $              , the closing price of our common stock on the date of pricing (subject to adjustment). The make whole premium shall be 1% of the original principal amount plus an additional percentage (the "additional premium") of the original principal amount. The additional premium will be determined by reference to a table and based on the date on which the fundamental change becomes effective (the "effective date") and the price (the "stock price") paid per share of our common stock in the transaction constituting the fundamental change. If holders of our common stock receive only cash in the fundamental change, the stock price shall be the cash amount paid per share. Otherwise the stock price shall be the average of the closing price of our common stock (determined as described under "—Conversion of the Notes" above) on the 10 trading days up to but not including the effective date.

        We will pay the make whole premium solely in shares of our common stock (other than cash paid in lieu of fractional shares) or in the same form of consideration into which all or substantially all of the shares of our common stock have been converted in connection with the fundamental change. If holders of our common stock have the right to elect the form of consideration received in a fundamental change, then for purposes of the foregoing the consideration into which a share of our common stock has been converted shall be deemed to equal the aggregate consideration distributed in respect of all shares of our common stock divided by the total number of shares of common stock participating in the distribution.

        The value of our shares for purposes of determining the number of shares to be issued in respect of the make whole premium will be calculated as follows:

  •
  In the case of a fundamental change in which all or substantially all of the shares of our common stock have been converted as of the effective date into the right to receive securities or other assets or property, then the value of our shares will equal the value of the consideration paid per share, with the consideration valued as follows:

    (a)  securities that are traded on an United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar system of automated dissemination of quotations of securities prices will be valued based on 98% of the average closing price or last sale price, as applicable, on the 10 trading days prior to but excluding the repurchase date,

    (b)  other securities, assets or property (other than cash) which holders will have the right to receive will be valued based on 98% of the average of the fair market value of such securities, assets or property (other than cash) as determined by two independent nationally-recognized investment banks selected by the trustee, and

    (c)  100% of any cash.

  •
  In all other cases, the value of our shares will equal 98% of the average of the closing price of our common stock on the 10 trading days prior to but excluding the repurchase date.

Notwithstanding the foregoing, in no event shall the value of our common stock be less than 50% of the stock price used to determine the amount of the make whole premium.

        The stock prices set forth in the first row of the table (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted.

        The following tables are for illustrative purposes. The actual table of additional premiums applicable to the notes will be included in the final prospectus supplement for the offering and will be determined at pricing by application of the underwriters' internal pricing model based on the price of Providian's common stock on the pricing date and the interest rate and conversion rate applicable to the notes.

        The first table illustrates what the table of additional premiums would be assuming an initial cash interest rate of 2 1/4%, a conversion rate that results in a conversion price 50% higher than the price of our common stock at pricing and a closing price of $12.30 (table in percentages).

	Stock Price
Effective Date
	$12.30	$13.00	$14.00	$15.00	$16.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$50.00	$100.00
March 15, 2004	0.0	2.8	6.8	11.0	15.3	21.7	24.7	22.7	21.1	19.7	18.4	16.3	14.6	12.1	0.0
March 15, 2005	0.0	1.6	5.5	9.5	13.7	20.2	22.9	20.9	19.2	17.7	16.5	14.4	12.8	10.4	0.0
March 15, 2006	0.0	0.7	4.4	8.3	12.5	18.7	21.3	19.1	17.3	15.9	14.5	12.5	10.9	8.7	0.0
March 15, 2007	0.0	0.1	3.7	7.4	11.2	17.4	19.6	17.3	15.3	13.8	12.5	10.5	9.0	7.0	0.0
March 15, 2008	0.0	0.0	2.9	6.3	9.9	15.7	17.6	15.1	13.0	11.5	10.1	8.2	6.9	5.2	0.0
March 15, 2009	0.0	0.0	1.9	4.9	8.2	13.6	15.0	12.1	10.0	8.4	7.2	5.5	4.4	3.3	0.0
March 15, 2010	0.0	0.0	0.5	2.9	5.5	10.1	10.9	7.9	5.7	4.4	3.4	2.4	1.9	1.5	0.0
March 15, 2011	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

        The second table illustrates what the table of additional premiums would be assuming an initial cash interest rate of 2 3/4%, a conversion rate that results in a conversion price 45% higher than the price of our common stock at pricing and a closing price of $12.30 (table in percentages).

	Stock Price
Effective Date
	$12.30	$13.00	$14.00	$15.00	$16.00	$17.50	$20.00	$22.50	$25.00	$27.50	$30.00	$35.00	$40.00	$50.00	$100.00
March 15, 2004	0.0	2.9	7.0	11.3	15.7	22.6	22.2	20.5	19.0	17.8	16.7	15.1	13.8	11.9	0.0
March 15, 2005	0.0	1.3	5.4	9.6	13.9	20.7	20.2	18.4	16.9	15.7	14.7	13.2	12.0	10.2	0.0
March 15, 2006	0.0	0.2	4.0	8.2	12.4	19.0	18.3	16.5	14.9	13.8	12.7	11.2	10.1	8.6	0.0
March 15, 2007	0.0	0.0	3.1	6.9	10.9	17.3	16.5	14.4	12.9	11.6	10.7	9.3	8.3	7.1	0.0
March 15, 2008	0.0	0.0	2.0	5.6	9.4	15.5	14.3	12.1	10.5	9.3	8.3	7.1	6.3	5.4	0.0
March 15, 2009	0.0	0.0	1.0	4.1	7.5	13.2	11.6	9.3	7.6	6.5	5.7	4.7	4.2	3.7	0.0
March 15, 2010	0.0	0.0	0.0	2.2	5.0	10.0	7.8	5.4	4.0	3.1	2.7	2.2	2.1	1.9	0.0
March 15, 2011	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

        The exact stock price and repurchase dates may not be set forth on the table, in which case

  •
  If the stock price is between two stock price amounts on the table or the repurchase date is between two dates on the table, the additional premium will be determined by straight-line interpolation between additional premium amounts set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365 day year.

  •
  If the stock price is in excess of $100.00 per share, no additional premium will be paid.

  •
  If the stock price is less than what the closing price of our common stock was on the date of pricing, no make whole premium will be paid.

Conversion of Notes

        You may convert any of your notes, in whole or in part, into shares of our common stock prior to the final maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

  •
  upon satisfaction of a market price condition;

  •
  upon satisfaction of a trading price condition;

  •
  upon notice of redemption;

  •
  upon specified credit rating events;

  •
  upon specified corporate distributions; or

  •
  in connection with a transaction or event constituting a fundamental change.

        The initial conversion rate for the notes is            shares of common stock per $1,000 original principal amount of notes, subject to adjustment as described below, which represents an initial conversion price of approximately $                              per share. Holders may convert their notes in part so long as such part is equal to $1,000 original principal amount or a multiple of that original principal amount. Because the conversion rate per $1,000 original principal amount of notes will not be affected by any increase in the accreted principal amount of the notes, the effective conversion price of the notes will increase beginning on March 15, 2011.

        If we call notes for redemption, holders may convert their notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If holders have submitted their notes for repurchase upon a fundamental change, they may convert their notes only if they withdraw their repurchase election. If holders exercise their option to require us to repurchase their notes on March 15, 2011 or March 15, 2014 (other than upon a fundamental change), those notes may be converted only if they withdraw their election to exercise their option in accordance with the terms of the indenture. We will not issue fractional shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price (as defined below) of the common stock on the trading day prior to the conversion date.

        Upon conversion of notes, a holder will not receive any cash payment of interest, including contingent interest, if any, accrued on any note that has been converted (unless such conversion occurs between a regular record date and the interest payment date to which it relates, or unless such conversion occurs in connection with a transaction or event constituting a fundamental change), and our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the accreted principal amount of the note, and accrued but unpaid cash interest, including contingent interest, if any, attributable to the period from the most recent interest payment date to the conversion date. As a result, the accreted principal amount and accrued but unpaid cash interest, including contingent interest, if any, to the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the above, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must therefore be accompanied by funds equal to the amount of interest payable on the notes so converted, but no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next interest payment date, (2) to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, or (3) to the extent of overdue contingent interest, if any, payable on notes converted after the record date for such contingent interest.

        For a discussion of the tax treatment to you of receiving our common stock upon conversion, see "U.S. Federal Income Tax Considerations" in this prospectus supplement.

  Conversion Upon Satisfaction of Market Price Condition

        You may surrender your notes for conversion into our common stock prior to maturity

  •
  during any calendar quarter commencing after June 30, 2004, if the closing price of our common stock exceeds $                      per share (the "market price threshold" and subject to adjustment) in effect for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding calendar quarter, and

  •
  on and after March 15, 2011, if the closing price of our common stock exceeds the market price threshold on any trading day on or after March 15, 2011.

        The "closing price" of our common stock on any date means the closing price per share (or if no closing price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange Composite Tape or as reported in composite transactions for the principal United States securities exchange on which our common stock is traded (if other than the New York Stock Exchange) or, if our common stock is not listed on a United States national or regional securities exchange, the closing price as reported by Nasdaq or by the National Quotation Bureau Incorporated. In the absence of such a quotation, we will determine the closing price on the basis we consider appropriate.

        The "market price threshold" will be adjusted whenever the conversion rate of the notes is adjusted. The adjusted market price threshold will equal the market price threshold applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the market price threshold adjustment and the denominator of which is the conversion rate as so adjusted.

        The "conversion price" as of any day will equal the accreted principal amount divided by the number of shares of common stock issuable upon a conversion of $1,000 original principal amount of notes.

  Conversion Upon Satisfaction of Trading Price Condition

        You may surrender your notes for conversion into our common stock prior to maturity during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 original principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of notes (the "98% Trading Exception"), but if on the date of any conversion pursuant to the 98% Trading Exception the closing price of our common stock is greater than the conversion price, then you will receive, in lieu of common stock based on the conversion price, cash or common stock or a combination of cash and common stock, at our option, with a value equal to the accreted principal amount of your notes plus accrued and unpaid interest, including contingent interest, if any, as of the conversion date ("Principal Value Conversion"). If you surrender your notes for conversion and it is a Principal Value Conversion, we will notify you by the second trading day following the date of conversion whether we will pay you all or a portion of the accreted principal amount plus accrued but unpaid interest, including contingent interest, if any, in cash, common stock or a combination of cash and common stock, and in what percentage. Any common stock delivered upon a Principal Value Conversion will be valued at the greater of the conversion price on the conversion date and the "closing price" on the third trading day after the conversion date. We will pay you any portion of the accreted principal amount plus accrued but unpaid interest to be paid in cash on the third trading day after the conversion date. With respect to any portion of the accreted principal amount plus accrued but unpaid interest to be paid in common stock, we will deliver the common stock to you on the fourth trading day following the conversion date.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5,000,000 original principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5,000,000 original principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 original principal amount of notes will be deemed to be less than 98% of the product of the "closing price" of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of the notes.

        In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us on or prior to 12:00 noon (New York time) on any trading day with reasonable evidence that the trading price per $1,000 original principal amount of notes would be less than 98% of the product of the closing price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 original principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 original principal amount of notes is greater than or equal to 98% of the product of the closing price of our common stock and the number of shares issuable upon conversion of $1,000 original principal amount of the notes.

  Conversion Upon Notice of Redemption

        If we call notes for redemption, holders may convert the notes until the close of business on the business day immediately prior to the redemption date, after which time their right to convert will expire unless we default in the payment of the redemption price.

  Conversion Upon Specified Credit Rating Events

        You will have the right, at your option, to convert any notes into shares of our common stock during any period in which the notes are rated at or below either CCC+ by S&P or Caa1 by Moody's. We are under no obligation, however, to have the notes rated.

  Conversion Upon Specified Corporate Distributions

        If we elect to:

  •
  distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days, our common stock at less than the average closing price for the 10 trading days preceding the declaration date for such distribution; or

  •
  distribute to all holders of our common stock, cash, assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing price of our common stock on the day immediately preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to the conversion rate or your ability to convert will be made if you will otherwise participate in the distribution without conversion.

  Conversion in Connection with a Fundamental Change

        We must give notice to all record holders and to the trustee at least 10 trading days prior to the anticipated effective date of a "fundamental change," as defined below under "—Repurchase at Option of the Holder Upon a Fundamental Change." We must also give notice to all record holders and to the trustee that a fundamental change has become effective within the five trading day period after the date the fundamental change becomes effective. You may surrender your notes for conversion at any time during the period from the opening of business on the date we give notice of the anticipated effective date of a fundamental change to the close of business on the 10th trading day from and including the date of our notice (the "effective date notice") that a fundamental change has become effective.

        If you convert your notes in connection with a fundamental change, you will receive

  •
  the make whole premium, if any, which will be in an amount determined as set forth above under "Description of the Notes—Determination of the Make Whole Premium" and which will be payable in shares of our common stock on the repurchase date for the notes after the fundamental change described under "—Repurchase at Option of the Holder Upon a Fundamental Change"; plus

  •
  the number of shares of our common stock into which your notes are convertible (if you surrender your notes for conversion prior to the record date for receiving distributions in connection with the fundamental change or, if earlier, the effective time of the fundamental change) or the kind and amount of cash, securities and other assets or property which you would have received if you had held the number of shares of our common stock into which your notes were convertible immediately prior to the transaction (if you surrender your notes for conversion after such record date or effective time, as the case may be); plus

  •
  accrued but unpaid cash interest, including contingent interest, if any, to but excluding the conversion date, which interest will be payable in cash.

  Conversion Procedures

        To convert your note into common stock you must do the following (or comply with DTC procedures for doing so in respect of your beneficial interest in notes evidenced by a global note held by DTC):

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

  Conversion Rate Adjustments

        We will adjust the conversion rate (as well as the market price threshold as described above under "Description of the Notes—Conversion of the Notes—Conversion Upon Satisfaction of Market Price

Condition" and the table of make whole premiums as described below under "Description of the Notes—Determination of the Make Whole Premium") if any of the following events occurs:

  •
  we issue common stock as a dividend or distribution on our common stock;

  •
  we issue to all holders of common stock rights or warrants to purchase our common stock at a price per share that is less than the current market price of our common stock, as defined in the senior indenture;

  •
  we subdivide or combine our common stock;

  •
  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or other assets, including securities, but excluding

  •
  the dividends or distributions specified above; and

  •
  the rights or warrants specified above.

    If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading after the date on which "ex-dividend trading" commences for such distribution on the New York Stock Exchange, the Nasdaq National Market or such other national or regional exchange or market on which the securities are then principally traded;

  •
  we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up, in which event the conversion rate will be increased by multiplying the conversion rate by a fraction, the numerator of which will be the current market price of our common stock and the denominator of which will be the current market price of our common stock minus the amount per share of such dividend or distribution. The "current market price" of our common stock on any day means the average of the closing price of our common stock (as defined above under "—Conversion Upon Satisfaction of Market Price Condition") for the 10 trading days ending on the earlier of the day in question and the day before the "ex-dividend date" with respect to the distribution; or

  •
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        We have a rights plan in place and in the future we may amend our existing rights plan or adopt a replacement rights plan. Upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under our current or future rights plan unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, except as otherwise described above under "Description of the Notes—Conversion of the Notes—Conversion in Connection with a Fundamental Change," upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive.

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 0.5% in the conversion rate. We will, however, carry forward any adjustments that are less than 0.5% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

        You may in some situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in some other situations requiring a conversion rate adjustment. See "U.S. Federal Income Tax Considerations".

Contingent Interest

        Subject to the accrual and record date provisions described herein, we will pay contingent interest to the holders of notes for any six-month period from March 15 to September 14 and from September 15 to March 14, with the initial six-month period commencing March 15, 2011, if the trading price of the notes, as defined above under "—Conversion of Notes—Conversion Upon Satisfaction of Trading Price Condition," for each of the five trading days immediately preceding the first day of the applicable six-month period, equals 120% or more of the original principal amount of the notes. During any semi-annual period when contingent interest shall be payable, the contingent interest payable per $1,000 original principal amount of notes will equal 0.3% of the average trading price of $1,000 original principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period. We will make contingent interest payments in the same manner as regular interest payments. We will notify the note holders upon determination that they will be entitled to receive contingent interest during a six-month interest period.

Optional Redemption by Providian

        Beginning March 31, 2011, we may redeem the notes, in whole or in part, for cash at a price of 100% of the accreted principal amount, plus accrued and unpaid cash interest, contingent interest, if any, to, but excluding, the redemption date. However, if the redemption date occurs after a record date and on or prior to the corresponding interest payment date, we will pay accrued and unpaid cash interest and contingent interest, if any, to, but excluding, the redemption date, to the record holder on the record date corresponding to such interest payment date.

        The table set forth above in "Description of Notes—General" shows in the column labeled "accreted principal amount" the redemption price on March 15, 2011, on each subsequent interest payment date and at maturity on March 15, 2016 (in each case assuming there is no accrued but unpaid cash interest or contingent interest). The redemption price of a note that is redeemed between the dates listed in the table would include an additional amount reflecting the additional accretion of such note since the immediately preceding interest payment date. We are required to give notice of redemption by mail to holders no more than 60 but not less than 30 days prior to the redemption date.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in original principal amounts of $1,000 or multiples thereof by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

        We may not redeem the notes if we have failed to pay any cash interest on the notes and such failure to pay is continuing.

Repurchase at Option of the Holder

        You have the right to require us to repurchase your notes, in whole or in part, on March 15, 2011 or on March 15, 2014.

        The repurchase price payable for a note will be an amount in cash equal to 100% of the accreted principal amount. The accreted principal amount of the notes on March 15, 2011 will be $1,000.00 and on March 15, 2014 will be $                              . March 15, 2011 and March 15, 2014 are interest payment dates, and we will pay interest to the record holder on the relevant record date.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 trading days prior to the repurchase date. We will be required to repurchase any outstanding note for which a holder delivers a written repurchase notice to the paying agent, who will initially be the trustee, during the period beginning at any time from the opening of business on the date that we give notice of an upcoming repurchase date until the close of business on the date prior to the repurchase date. See "—Procedure for Tendering Notes for Repurchase" for details on how to tender your notes for repurchase.

        Our ability to repurchase notes may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. We may be unable to repurchase the notes on the repurchase dates. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances or expressly prohibit our repurchase of the notes or provide that our repurchase of the notes constitutes an event of default under that agreement. If a repurchase date occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the senior indenture, which might constitute a default under the terms of our other indebtedness.

Repurchase at Option of the Holder Upon a Fundamental Change

        A "fundamental change" is

  •
  Any transaction, series of related transactions or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which (A) more than 50% of our common stock or other capital stock or equity or voting interests is exchanged for, converted into, acquired for or constitutes the right to receive cash, securities or other property, or our common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market, or (B) we sell or otherwise dispose of all or substantially all of our and our subsidiaries' assets, properties or businesses, taken as a whole.

        We must give an effective date notice to all note holders indicating that a fundamental change has become effective within the five trading day period after the date the fundamental change becomes effective. You may require us to repurchase your notes, in whole or in part, on a repurchase date that is 20 trading days from and including the date we give our effective date notice. We will be required to repurchase any outstanding note for which a holder delivers a written repurchase notice to the paying agent, who will initially be the trustee, during the period from the opening of business on the date we give the effective date notice to the close of business on the trading day preceding the repurchase date. See "—Procedure for Tendering Notes for Repurchase" for details on how to tender your notes for repurchase.

        We will repurchase the notes at a price equal to 100% of the accreted principal amount to be repurchased, plus accrued and unpaid interest, including contingent interest, if any, to, but excluding, the repurchase date, payable in cash, plus a make whole premium, if any, payable in stock, determined as described above under "—Determination of the Make Whole Premium." If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

        Our notice that a fundamental change has become effective must include the scheduled repurchase date (which date will be extended to the extent that any scheduled trading days between the date of the notice and the repurchase date do not constitute trading days) and instructions for tendering notes for repurchase.

        These fundamental change repurchase rights could discourage a potential acquiror of Providian. However, this fundamental change repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us or our business.

        We may be unable to repurchase the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the repurchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the notes under some circumstances or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from repurchasing notes, we could seek the consent of our lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the notes. Our failure to repurchase tendered notes would constitute an event of default under the senior indenture, which might constitute a default under the terms of our other indebtedness.

Procedure for Tendering Notes for Repurchase

        Our notice of an upcoming repurchase date described in "—Repurchase at Option of the Holder" and "—Repurchase at Option of the Holder Upon a Fundamental Change" will be given to all note holders at their addresses shown in the register of the registrar. We will also give notice to beneficial owners to the extent required by applicable law. Our notice of an upcoming repurchase date will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Your notice that you have elected to tender your notes for repurchase must include:

    (1)
    if certificated notes have been issued, the note certificate numbers (or, if the notes are not certificated, the repurchase notice must comply with appropriate DTC procedures);

    (2)
    the portion of the original principal amount of notes to be repurchased, which must be in $1,000 multiples; and

    (3)
    that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

    (1)
    the original principal amount of the withdrawn notes;

    (2)
    if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if the notes are not certificated, the withdrawal notice must comply with appropriate DTC procedures); and

    (3)
    the original principal amount, if any, which remains subject to the repurchase notice.

If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

  •
  interest, including contingent interest, if any, will cease to accrue, and principal will cease to accrete; and

  •
  all other rights of the holder will terminate, other than the right to receive the repurchase price upon delivery of the note and to receive the make whole premium, if any;

whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent.

        We will promptly pay the repurchase price for notes surrendered for repurchase following the repurchase date. We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of an offer by us to repurchase the notes upon a fundamental change. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes upon a fundamental change.

Ranking

        The notes will be our direct, unsecured obligations and will rank on a parity with all of our outstanding unsecured senior indebtedness. The notes will rank senior to all of our existing and future subordinated debt (including, without limitation, any securities offered by us under the subordinated indenture dated as of May 1, 1999 between us and Chase Manhattan Bank and Trust Company, National Association) and are effectively subordinated to all existing and future indebtedness and obligations of PNB and our other direct and indirect subsidiaries.

Events of Default

        All references to principal amount under "—Events of Default" are to the accreted principal amount of the notes.

        The following constitute an event of default with respect to the notes:

  •
  we fail to pay principal of or premium, if any, on any of the notes when due;

  •
  we fail to pay interest on any of the notes when due and continuance of such default for 30 days;

  •
  we fail to perform, or breach, certain covenants or warranties in the senior indenture with respect to the notes and continuance of such default or breach for 60 days after written notice by the trustee or the holders of not less than 25% in aggregate principal amount of the notes;

  •
  we fail to convert any portion of the principal amount of a note following the exercise by the holder of such note of the right to convert such note into common stock;

  •
  we fail to give notice of a fundamental change on a timely basis;

  •
  any event of default under any mortgage, indenture or other instrument under which any indebtedness for borrowed money of Providian or PNB in an aggregate principal amount exceeding $5,000,000 shall become due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice as provided in the senior indenture; and

  •
  events of bankruptcy, insolvency or reorganization with respect to Providian as specified in the senior indenture.

        If an event of default (other than an event of default arising from our bankruptcy, insolvency or reorganization) with respect to any series of notes for which there are notes outstanding under the senior indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes of such series outstanding may declare the principal amount (or if such notes are original issue discount notes, such portion of the principal amount as may be specified in the terms of that series) of all notes of that series to be immediately due and payable. If an event of default arising from our bankruptcy, insolvency or reorganization with respect to any series of notes for which there are notes outstanding under the senior indenture occurs, the principal amount (or if such notes are original issue discount notes, such portion of the principal amount as may be specified in the terms of that series) of all notes of that series will automatically, and without any action on the part of the trustee or any holder, become immediately due and payable. The holders of a majority in aggregate principal amount of the notes of any series outstanding under the senior indenture may waive an event of default resulting in acceleration of such notes, but only if all events of default with respect to notes of such series have been remedied and all payments due (other than those due as a result of acceleration) have been made.

        If an event of default occurs and is continuing, the trustee may, in its discretion, and shall, at the written request of holders of not less than a 25% in aggregate principal amount of the notes of any series outstanding under the senior indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the senior indenture, proceed to protect the rights of the holders of all the notes of such series. Prior to acceleration of maturity of the notes of any series outstanding under the senior indenture, the holders of a majority in aggregate principal amount of such notes may waive any past default under the senior indenture except a default in the payment of principal of, premium, if any, or interest on the notes of such series.

        The senior indenture provides that upon the occurrence of an event of default arising from either (i) the default in the payment of principal of or premium, if any, on any of the notes of that series outstanding under the senior indenture when due or (ii) the default in the payment of interest on any of the notes of that series outstanding under the senior indenture when due and continuance of such default for 30 days, we will, upon demand of the trustee, pay to it, for the benefit of the holder of any such note, the whole amount then legally due and payable on such notes for principal, premium, if any, and interest. The senior indenture further provides that if we fail to pay such amount forthwith upon such demand, the trustee may, among other things, institute a judicial proceeding for the collection thereof.

        The senior indenture also provides that notwithstanding any other provision of the senior indenture, the holder of any note of any series shall have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such notes on the respective stated maturities as expressed in such note and that such right shall not be impaired without the consent of such holder.

        We are required to file annually with the trustee a written statement of officers as to the existence or non-existence of defaults under the senior indenture.

Senior Indenture Covenants

  Limitation on Disposition of PNB

        Subject to certain exceptions, so long as any of the notes are outstanding, Providian: (a) will not, nor will it permit PNB to, sell, assign, transfer or otherwise dispose of any shares of, securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of PNB, nor will Providian permit PNB to issue any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of voting stock of PNB (other than sales of directors' qualifying shares) unless Providian will own, directly or indirectly, at least 80% of the issued and outstanding voting stock of PNB after giving effect to such transaction; or (b) will not permit PNB to either (i) merge or consolidate with or into any corporation (other than Providian), unless at least 80% of the surviving corporation's issued and outstanding voting stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly by Providian, or (ii) lease, sell or transfer all or substantially all of its properties and assets to any corporation or other person (other than Providian), unless 80% of the issued and outstanding voting stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by Providian; provided, however, that nothing in this covenant shall prohibit Providian or PNB from the sale or transfer of assets pursuant to any securitization transaction.

  Limitation on Creation of Certain Liens

        So long as any of the notes are outstanding, Providian will not, nor will it permit PNB to, create, assume, incur, or suffer to be created, assumed or incurred or to exist, any pledge, encumbrance or lien, as security for indebtedness for borrowed money, upon any shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of PNB, directly or indirectly, without making effective provision whereby the applicable notes of all series (excluding any obligation to pay the make whole premium) shall be equally and ratably secured with any and all such indebtedness if, treating such pledge, encumbrance or lien as a transfer of the shares of, or securities convertible into or options, warrants or rights to subscribe for or purchase shares of, voting stock of PNB subject thereto to the secured party and after giving effect to the issuance of the maximum number of shares of voting stock of PNB issuable upon the exercise of all such convertible securities, options, warrants or rights, Providian would not continue to own, directly or indirectly, at least 80% of the issued and outstanding voting stock of PNB.

Modification and Waiver of the Senior Indenture

        The senior indenture provides that Providian and the trustee may enter into a supplemental indenture to amend the senior indenture without the consent of any holder of the notes:

  •
  to evidence the succession of another person to Providian and the assumption by any such successor of the covenants of Providian therein and in the notes,

  •
  to add to the covenants of Providian for the benefit of the holders of all or any series of notes (and if such covenants are to be for the benefit of less than all series of notes, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon Providian,

  •
  to add any additional events of default for the benefit of the holders of all or any series of notes (and if such additional events of default are to be for the benefit of less than all series of notes, stating that such additional events of default are expressly being included solely for the benefit of such series),

  •
  to add to or change any of the provisions of the senior indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of notes in uncertificated form,

  •
  to add to, change or eliminate any of the provisions of the senior indenture in respect of one or more series of notes, provided that any such addition, change or elimination (i) shall neither (A) apply to any note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such note with respect to such provision or (ii) shall become effective only when there are no such notes outstanding,

  •
  to secure the notes,

  •
  to establish the form or terms of notes permitted by the senior indenture,

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the senior indenture as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee in accordance with the senior indenture, or

  •
  to cure any ambiguity, defect or inconsistency, or to make any other provisions with respect to matters arising under the senior indenture, provided that such action will not adversely affect the interests of the holders of notes of any series in any material respect.

        In addition, with respect to the notes, Providian and the trustee may enter into a supplemental indenture to amend the senior indenture without the consent of any holder of the notes to change any provision that gives Providian the option to make payments in cash or stock to change such option into a requirement for Providian to make such payment solely in cash or in stock, as the case may be.

        The senior indenture may be modified or amended at any time with the consent of the holders of not less than 66 2/3% in aggregate principal amount of all series of the notes at the time outstanding under the senior indenture and affected by such modification or amendment; provided, however, that without the consent of the holder of each note affected, no such modification or amendment shall:

  •
  change the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the conversion or repurchase thereof, or reduce the amount of the principal of an original issue discount note or any other note which would be due and payable upon a declaration of acceleration of the maturity thereof, or change any place of payment where, or the coin or currency in which, any note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or impair the right of any holder to convert any note, or impair or adversely affect the right to bring a suit to enforce the right to convert any note, or adversely affect the right to require Providian to repurchase the notes upon a change of control, or reduce or adversely affect the right to receive the redemption price or repurchase price for the notes, or

  •
  reduce the percentage in principal amount of the outstanding notes of any series, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver provided for in the senior indenture, or

  •
  with the exception of certain provisions relating to the trustee, modify any of the provisions relating to the amendment of the senior indenture with the consent of the holders of the notes or the waiver of past defaults, except to increase any such percentage or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby.

Corporate Existence, Consolidation, Merger and Sale of Assets

        Except as described in the next paragraph, Providian will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of PNB and its rights (charter or statutory) and franchises and those of PNB; provided, however, that Providian will not be required to preserve any such right or franchise if Providian determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the notes.

        Providian may consolidate with or merge into any other entity or entities or convey, transfer or lease its properties and assets substantially as an entirety to any person without the consent of the holders of any of the notes provided that (i) any successor or purchaser is a corporation, partnership or trust organized under the laws of the United States of America, any state thereof or the District of Columbia, and any such successor or purchaser expressly assumes our obligations on the notes under the senior indenture, (ii) immediately after giving effect to the transaction no event of default under the senior indenture, and no event which, after notice or lapse of time or both, would become an event of default under the senior indenture, shall have happened and be continuing, (iii) if as a result of such transaction Providian would become subject to an encumbrance not permitted by the senior indenture, Providian or such successor purchaser takes necessary steps to effectively secure the notes equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) Providian has delivered to the trustee an officers' certificate and an opinion of counsel stating compliance with these provisions.

No Restriction on Future Indebtedness under the Senior Indenture

        The senior indenture does not contain any provision which will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations. In addition, the senior indenture does not contain any provision which would afford holders of the notes other protection upon the occurrence of a highly leveraged transaction involving Providian which may adversely affect the creditworthiness of the notes.

Notices

        Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Governing Law

        The senior indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

Concerning the Trustee

        In certain instances, Providian or the holders of a majority of the then outstanding principal amount of the notes issued under the senior indenture may remove the trustee and appoint a successor trustee. Subject to the provisions of applicable law, the trustee may become the owner or pledgee of any of the notes with the same rights it would have if it were not the trustee. The trustee and any successor trustee must be a person or entity eligible to be a trustee under the Trust Indenture Act of 1939 and must have (or, in the case of a trustee or successor trustee included in a bank holding company system, the related bank holding company must have) a combined capital and surplus of at least $250,000,000. From time to time and subject to applicable law relating to conflicts of interest, the trustee may also serve as trustee under other indentures relating to securities issued by Providian and may engage in commercial transactions with Providian.

Legal Ownership

  "Street Name" and Other Indirect Holders

        Investors who hold notes in accounts at banks or brokers will generally not be recognized by us as legal holders of notes. This is called holding in "street name". Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its notes. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the notes, either because they agree to do so in their customer agreements or because they are legally required to. If you hold notes in "street name," you should check with your own institution to find out:

  •
  How it handles securities payments and notices.

  •
  Whether it imposes fees or charges.

  •
  How it would handle voting if ever required.

  •
  Whether and how you can instruct it to send you notes registered in your own name so you can be a direct holder as described below.

  •
  How it would pursue rights under the notes if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to those persons who are registered as holders of notes. As noted above, we do not have obligations to you if you hold in "street name" or through other indirect means, either because you choose to hold notes in that manner or because the notes are issued in the form of "global securities" as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a "street name" customer but does not do so.

Global Securities

  What Is a Global Security?

        A "global security" is a special type of indirectly held security, as described above under " '—Street Name' and Other Indirect Holders". The ultimate beneficial owners can only be indirect holders of those notes we issue in the form of global securities. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the notes included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the "depositary". Any person wishing to own a note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. As described further under "—Book-Entry System" below, the notes will be issued only in the form of global securities.

  Special Investor Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of notes and instead deal only with the depositary that holds the global security.

        An investor should be aware that with respect to the notes:

  •
  The investor cannot get notes registered in his or her own name.

  •
  The investor cannot receive physical certificates for his or her interest in the notes.

  •
  The investor will be a "street name" holder and must look to his or her own bank or broker for payments on the notes and protection of his or her legal rights relating to the notes. See " '—Street Name' and Other Indirect Holders" above.

  •
  The investor may not be able to sell interests in the notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

  •
  The depositary's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

  •
  The depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

  Special Situations When Global Security Will Be Terminated

        In a few special situations, the global security will terminate and interests in it will be exchanged for physical certificates representing notes (called certificated notes). After that exchange, the choice of whether to hold notes directly or in "street name" will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in notes transferred to their own name, so that they will be direct holders. The rights of "street name" investors and direct holders in the notes have been previously described above under " '—Street Name' and Other Indirect Holders" and "—Direct Holders". The special situations for termination of a global security are described under "Book-Entry System" below. When a global security terminates, the depositary (and not us or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

General Features of the Notes

        The notes will be unsecured obligations of Providian and will be issued only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, as depositary, except as specified in "Book-Entry System" below. As used in this prospectus supplement, the term "holder" means those who own notes registered in their own names and not those who own beneficial interests in notes registered in "street name" or in notes represented by one or more global notes issued in "book-entry" form through the depositary. For more information on certificated and global notes, see "—Legal Ownership" above and "—Book-Entry System" below.

        The notes may be registered for transfer or exchanged at the principal office of the Corporate Trust Department of JPMorgan Institutional Trust Services in Chicago, Illinois. The transfer or exchange of the notes will be effected as specified in "—Book-Entry System" below.

Book-Entry System

        Upon issuance, all notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, the depositary, The Depository Trust Company, New York, New York, and registered in the name of the depositary's nominee. Except as described below, global notes may be transferred, in whole and not in part, only by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

        The depositary has advised the underwriter and us as follows: the depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. "Direct participants" include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (indirect participants). The Rules applicable to the depositary and its participants are on file with the Securities and Exchange Commission.

        Purchases of interests in the global notes under the depositary's system must be made by or through direct participants, which will receive a credit for such interests on the depositary's records. The ownership interest of each actual purchaser of interests in the global notes, each called a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from the depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except as described below.

        To facilitate subsequent transfers, all global notes deposited by participants with the depositary are registered in the name of the depositary's partnership nominee, Cede & Co. The deposit of global notes with the depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The depositary has no knowledge of the actual beneficial owners of the interests in the global notes; the depositary's records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by the depositary to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither the depositary nor Cede & Co. will consent or vote with respect to the global notes. Under its usual procedures, the depositary mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the global notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Principal and interest payments on the global notes will be made to the depositary. The depositary's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of the depositary, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the depositary is the responsibility of us or the trustee, disbursement of such payments to direct participants shall be the responsibility of the depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

        Conversion will be effected by the depositary upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. Notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described above under "—Conversion Rights".

        The depositary may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to Providian or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

        Providian may decide to discontinue use of the system of book-entry transfers through the depositary (or a successor securities depositary). In that event certificated notes will be printed and delivered.

        The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

  •
  the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended;

  •
  we in our discretion at any time determine not to have all of the notes represented by one or more global notes and notify the trustee of such determination; or

  •
  an event of default has occurred and is continuing with respect to the notes.

        Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the depositary holding such global notes shall direct. The authorized denominations of the notes will be $1,000 or any greater amount that is an integral multiple of $1,000. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

        The information in this section concerning the depositary and the depositary's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

Repurchase

        We may at any time purchase the notes at any price in the open market or otherwise. The notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain U.S. federal income tax considerations to U.S. holders (as described below) and certain U.S. federal income and estate tax considerations to non-U.S. holders (as described below) relating to the purchase, ownership and disposition of the notes or shares of our common stock. This discussion is limited to holders of notes who purchase the notes in connection with their original issue from the underwriter at the "issue price" of the notes (as described below) and who hold the notes and any shares of our common stock into which the notes are converted as capital assets.

        This discussion does not contain a complete analysis of all the potential tax considerations relating to the purchase, ownership and disposition of the notes or shares of our common stock. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to certain financial institutions, insurance companies, tax-exempt organizations, U.S. holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons who hold notes or shares of our common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to holders of notes or shares of our common stock that are partnerships. This discussion also does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

        This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes or shares of our common stock.

        PLEASE CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, HOLDING, CONVERTING OR OTHERWISE DISPOSING OF THE NOTES AND SHARES OF OUR COMMON STOCK, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS.

        As used herein, the term "U.S. holder" means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

        As used herein, the term "Non-U.S. holder" means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a nonresident alien fiduciary of a foreign estate or trust.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. tax purposes) is a beneficial owner of the notes or shares of our common stock into which the notes are converted, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes or shares of our common stock into which the notes are converted.

U.S. Holders

        Classification of the Notes.    Under the indenture governing the notes, we and each holder of the notes agree (in the absence of an administrative determination or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as indebtedness that is subject to the regulations governing contingent payment debt instruments (the Contingent Debt Regulations) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatments of the notes. However, the application of the Contingent Debt Regulations to instruments such as the notes is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, and might recognize capital gain or loss upon a taxable disposition of its notes. Holders should consult their tax advisors concerning the tax treatment of holding the notes.

        Accrual of Interest.    Under the Contingent Debt Regulations, actual cash payments on the notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

  •
  require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

  •
  require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

  •
  generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase, redemption or conversion of the notes.

        You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

  •
  the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

  •
  divided by the number of days in the accrual period; and

  •
  multiplied by the number of days during the accrual period that you held the notes.

        The "issue price" of a note will be the first price at which a substantial amount of the notes is sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the notes.

        Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of            %, compounded semi-annually.

        We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the stated interest payments on the notes and estimates the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at Providian Financial Corporation, 201 Mission Street, San Francisco, California, 94105, Attention: Investor Relations. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, by purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule.

        The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

        Adjustments to Interest Accruals on the Notes.    If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If you receive in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will:

  •
  first, reduce the amount of original issue discount required to be accrued in the current year;

  •
  second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

  •
  third, any excess negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year or reduce the amount realized on a sale, exchange, conversion or redemption of the notes.

        A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

        Sale, Exchange, Conversion or Redemption.    Upon the sale, exchange, conversion, repurchase or redemption of a note, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the note. As a holder of a note, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of our stock that you receive on conversion as a contingent payment, which may result in a positive or negative adjustment as described above. Such gain on a note generally will be treated as ordinary income. Loss from the disposition of a note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the notes. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the notes were held for more than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

        Special rules apply in determining the tax basis of a note. Your basis in a note is generally your original purchase price for the note increased by original issue discount (before taking into account any adjustments) you previously accrued on the notes, and reduced by the projected amount of any payments previously scheduled to be made (without regard to the actual amount paid).

        Under this treatment, your tax basis in the common stock received upon conversion of a note will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day immediately following the day of conversion.

        Given the uncertain tax treatment of instruments such as the notes, you should contact your tax advisers concerning the tax treatment on conversion of a note and the ownership of our common stock.

        Adjustment of Conversion Rate.    If at any time we make a distribution of property to stockholders that would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (for example, distributions of evidences of indebtedness or assets of ours, but generally not stock dividends or rights to subscribe for our common stock) and, pursuant to the anti-dilution provisions of the indenture, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to you. If the conversion rate is increased at our discretion or in certain other circumstances, such increase also may be deemed to be the payment of a taxable dividend to you, notwithstanding the fact that you do not receive a cash payment. In certain circumstances, the failure to make an adjustment of the conversion rate under the indenture may result in a taxable distribution to holders of our common stock. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to qualified dividend income or the dividends-received deduction.

        Ownership and Disposition of Shares of Our Common Stock.    Distributions, if any, paid on shares of our common stock generally will be includable in your income as ordinary income to the extent made from our current or accumulated earnings and profits. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements. Dividends received by a non-corporate U.S. holder will qualify for taxation at reduced rates (effective for tax years beginning before January 1, 2009) if the holder meets certain holding period and other requirements. Upon the sale, exchange or other disposition of shares of our common stock, you generally will recognize capital gain or capital loss equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in such shares. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

        Withholding Tax on Payments on Notes.    The payment of principal and interest (including amounts taken into income under the accrual rules described above under "—U.S. Holders") on a note by us or any paying agent of ours to you will not be subject to the 30% U.S. federal withholding tax, provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock;

  •
  you are not a controlled foreign corporation that is related to us within the meaning of the Code; and

  •
  either (A) the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on U.S. Treasury Form W-8BEN (or a suitable substitute form), or (B) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that such a Form W-8BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

        Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest and original issue discount on a note if such amounts are effectively connected with a U.S. trade or business of yours. Effectively connected interest and original issue discount received by a Non-U.S. holder which is a foreign corporation may also be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected amounts will not be subject to withholding tax if the holder delivers a Form W-8ECI to the payor.

        Dividends.    Dividends (including deemed dividends on the notes described above under "—U.S. Holders—Adjustment of Conversion Rate"), if any, paid on shares of our common stock to you generally will be subject to a 30% U.S. federal withholding tax, subject to reduction if you are eligible for the benefits of an applicable income tax treaty. You will be required to satisfy certain certification requirements in order to claim treaty benefits. Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with your conduct of a trade or business in the United States. If you are a foreign corporation, you may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, subject to certain adjustments. It is possible that U.S. federal withholding tax on a constructive dividend (described above under "—U.S. Holders—Adjustment of Conversion Rate") would be withheld from interest paid to the Non-U.S. holder of the notes.

        Gain on Disposition of the Notes and Shares of Our Common Stock.    You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note, including the exchange of a note for shares of our common stock, or the sale or exchange of shares of our common stock unless:

  •
  you are an individual present in the United States for 183 days or more in the year of such sale, exchange or redemption and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business in the United States;

  •
  in the case of an amount which is attributable to interest or original issue discount, you do not meet the conditions for exemption from U.S. federal withholding tax, as described in "Withholding Tax on Payments on Notes," above;

  •
  the gain is effectively connected with your conduct of a United States trade or business; or

  •
  we are or have been at any time within the shorter of the five-year period preceding the disposition or your holding period a U.S. real property holding corporation under the "FIRPTA" rules adopted in 1980.

        Generally, a corporation is a U.S. real property holding corporation under the "FIRPTA" rules if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We currently are not a U.S. real property holding corporation and do not intend to become one in the future. However, no assurance can be given that we will not become a U.S. real property holding corporation in the future. If we are determined to be a U.S. real property holding corporation, then an exemption would generally apply to a Non-U.S. holder who at no time actually or constructively owned more than 5% of the outstanding notes or more than 5% of our outstanding common stock, assuming our common stock continues to be regularly traded on an established securities market, as prescribed by Treasury regulations.

        U.S. Federal Estate Tax.    A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes), will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual's death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. Our common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual's estate for U.S. federal estate tax purposes, subject to the reduction of such estate tax if the individual is eligible for the benefits of an estate tax treaty with the United States.

Backup Withholding and Information Reporting

        U.S. Holders.    Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of our common stock may be subject to information reporting and U.S. federal backup withholding tax if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

        Non-U.S. Holders.    If you are a Non-U.S. holder you may have to comply with certification procedures to establish that you are not a U.S. person in order to avoid backup withholding tax requirements with respect to our payments of principal, including cash payments in respect of original issue discount, on the notes and payments made by us on the common stock issuable upon a conversion. In addition, we must report annually to the IRS and to each Non-U.S. holder the amount of any dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any withholding was actually required. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them the respective original principal amounts of the notes set forth opposite their names below:

Name	Original Principal Amount of Notes
Citigroup Global Markets Inc.	$
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.

Total		$250,000,000

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement and the accompanying prospectus if any notes are taken. However, the underwriters are not required to take or pay for the notes covered by the underwriters' over-allotment option described below.

        The underwriters initially propose to offer the notes directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the notes, the offering price and other selling terms may from time to time be varied by the representatives.

        We have granted the underwriters an option, exercisable in whole or from time to time in part for 13 days from the date of this prospectus supplement, to purchase up to an additional $37,500,000 original principal amount of the notes at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the notes offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional notes as the original principal amount listed next to the underwriter's name in the preceding table bears to the total original principal amount of notes listed next to the names of all underwriters in the preceding table.

        We and our directors and executive officers have agreed that, without the prior written consent of Citigroup Global Markets Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement for us and 45 days after the date of this prospectus supplement for our directors and executive officers:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to certain transfers, including:

  •
  the sale of notes to the underwriters;

  •
  the issuance by us of shares of common stock upon the exercise of the notes or of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing; or

  •
  The sale by our directors or executive officers, during the period starting on the fifteenth day after the date of this prospectus supplement and ending on the 45th day after the date of this prospectus supplement, of an aggregate of not more than 500,000 shares of common stock or any securities convertible into or exercisable or exchangeable for common stock.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

Paid by Providian
	No Exercise	Full Exercise
Per note	$	$
Total	$	$

        The estimated offering expenses payable by us, other than the underwriting discounts and commissions, are approximately $            , which includes legal, accounting and printing costs and various other fees associated with the offering.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

        In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes or our common stock. Specifically, the underwriters may sell more notes than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the original principal amount of notes available for purchase by the underwriters under the over allotment option. The underwriters can close out a covered short sale by exercising the over allotment option or purchasing notes in the open market. In determining the source of notes to close out a covered short sale, the underwriters will consider, among other things, the open market price of notes compared to the price available under the over allotment option. The underwriters may also sell notes in excess of the over allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock or notes in the open market to stabilize the price of the notes. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering, if the syndicate repurchases previously distributed notes to cover syndicate short positions or to stabilize the price of the notes. These activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

        In the ordinary course of their business, the underwriters or any of their respective affiliates have engaged and may in the future engage in general financing, banking and investment banking transactions with us and our affiliates for which they have been and will be paid customary fees.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, San Francisco, California. Davis Polk & Wardwell, Menlo Park, California, is representing the underwriters.

PROSPECTUS
$2,000,000,000

PROVIDIAN FINANCIAL CORPORATION
COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES, DEBT SECURITIES,
COMMON STOCK WARRANTS, PREFERRED STOCK WARRANTS, THIRD PARTY WARRANTS,
DEBT WARRANTS, STOCK PURCHASE CONTRACTS,
STOCK PURCHASE UNITS AND OTHER UNITS

PROVIDIAN FINANCING I
PROVIDIAN FINANCING II
PROVIDIAN FINANCING III
PROVIDIAN FINANCING IV
PREFERRED SECURITIES, GUARANTEED TO THE EXTENT SET FORTH
HEREIN BY PROVIDIAN FINANCIAL CORPORATION

       Providian Financial Corporation (the "Company" or "Providian"), a Delaware corporation, directly or through agents, dealers or underwriters designated from time to time, or by third parties ("Third Parties") who have acquired securities of the Company in private transactions or otherwise, or counterparties with whom the Company may enter into hedging transactions (the "Counterparties"), may sell from time to time up to $2,000,000,000 (or, if applicable, the equivalent thereof in other currencies) in the aggregate, subject to the limitations set forth below, of (a) shares of common stock, $0.01 par value per share, of the Company ("Common Stock"), (b) shares of preferred stock, $0.01 par value per share, of the Company ("Preferred Stock"), in one or more series, (c) depositary shares of the Company ("Depositary Shares"), (d) unsecured senior or subordinated debt securities of the Company ("Debt Securities"), (e) options, warrants and other rights to purchase shares of Common Stock ("Common Stock Warrants") or shares of Preferred Stock ("Preferred Stock Warrants"), (f) options, warrants and other rights to purchase shares of capital stock or debt of another corporation or other entity ("Third Party Warrants"), (g) options, warrants and other rights to purchase Debt Securities ("Debt Warrants"), (h) stock purchase contracts ("Stock Purchase Contracts") to purchase Common Stock or Preferred Stock (i) stock purchase units ("Stock Purchase Units") each representing ownership of a Stock Purchase Contract and Preferred Stock, Debt Securities, debt obligations of third parties, including the United States of America or agencies or instrumentalities thereof ("U.S. Obligations") or Preferred Securities (as defined below), securing the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contract or (j) other units ("Other Units"), each of which may represent any combination of the following: Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities or Guarantees.

       Providian Financing I, Providian Financing II, Providian Financing III and Providian Financing IV, each of which is a statutory business trust formed under the laws of the State of Delaware (each a "Financing Trust"), the Common Securities (as defined herein) of which will be wholly owned by the Company at the time of issuance of Preferred Securities, may offer preferred securities representing undivided beneficial interests in the assets of the respective Financing Trust ("Preferred Securities"). The payment of periodic cash distributions with respect to Preferred Securities of each of the Financing Trusts out of moneys held by each of the Financing Trusts, and payments on liquidation, redemption or otherwise with respect to such Preferred Securities, will be guaranteed by the Company to the extent described herein (each a "Guarantee"). See "Description of the Guarantees." The Company's obligations under the Guarantees are subordinate and junior in right of payment to all senior liabilities of the Company and rank pari passu with the obligations of the Company under any similar guarantee agreements issued by the Company on behalf of holders of Subordinated Debt Securities. In the event a Financing Trust issues Preferred Securities or Common Securities, the proceeds to such Financing Trust from such offering will be invested in subordinated Debt Securities, which will be issued and sold in one or more series by the Company to such Financing Trust or the trustee of such trust. The subordinated Debt Securities purchased by a Financing Trust may be subsequently distributed pro rata to holders of Preferred Securities or Common Securities in connection with the dissolution of such Financing Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       ADDITIONAL INFORMATION REGARDING THE SECURITIES IS SET FORTH ON THE INSIDE FRONT COVER. FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED WITH AN INVESTMENT IN THE SECURITIES, SEE "GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS" ON PAGE 10.

       THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The date of this Prospectus is May 14, 1999

        The Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities, Guarantees and Other Units are collectively referred to herein as the "Securities."

        The Company, each Financing Trust, Third Parties or Counterparties may sell the Securities to or through underwriters, dealers or agents or directly to purchasers. See "Plan of Distribution." The Company and each Financing Trust reserve the sole right to accept and, together with their respective agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents. The accompanying Prospectus Supplement sets forth, among other things, the names of any underwriters, dealers or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, and any applicable fee, commission or discount arrangements with them.

        All specific terms of the offering and sale of Securities, including the initial public offering price, aggregate amount, listing on any securities exchange or quotation system, risk factors and the agents, dealers or underwriters, if any, to be utilized in connection with the sale of the Securities, will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"). With respect to the Preferred Stock, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions. With respect to the Debt Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights and restrictions, including whether they are senior or subordinated, the currencies or currency units in which they are denominated, the aggregate principal amount, the maturity, rate or rates of interest (or method of ascertaining the same) and time of payment thereof, and any conversion, exchange, redemption or sinking fund provisions. With respect to the Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants and Debt Warrants, the related Prospectus Supplement will contain, among other things, a description of the Common Stock, Preferred Stock, capital stock or debt of such third party and Debt Securities, respectively, for which each warrant will be exercisable and the exercise price, duration, detachability, call provisions and other principal terms of such Warrants. With respect to the Stock Purchase Contracts, the related Prospectus Supplement will set forth, among other things, the designation and number of shares of Common Stock or Preferred Stock issuable thereunder, the purchase price of the Common Stock or Preferred Stock, the date or dates on which the Common Stock or Preferred Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof. In the case of Stock Purchase Units, the related Prospectus Supplement will set forth, among other things, the specific terms of the Stock Purchase Contracts and any Preferred Stock, Debt Securities or debt obligations of third parties or Preferred Securities securing the holder's obligation to purchase the Preferred Stock or Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof. With respect to the Preferred Securities, the related Prospectus Supplement will set forth, among other things, the specific designation, rights, preferences, privileges and restrictions thereof, including dividend rate or rates (or method of ascertaining the same), dividend payment dates, voting rights, liquidation preference, and any conversion, exchange, redemption or sinking fund provisions, the terms upon which the proceeds of the sale of the Preferred Securities will be used to purchase a specific series of subordinated Debt Securities of the Company and the terms upon which the obligations of the relevant Financing Trust to make periodic cash distributions on the Preferred Securities or make payments upon liquidation or dissolution of such Financing Trust or upon redemption of the Preferred Securities, to the extent funds are available therefor, shall be unconditionally guaranteed by Providian. With respect to the Other Units, the related Prospectus Supplement will set forth, among other things, the specific terms of any Common Stock, Preferred Stock, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities and Guarantees, and the terms of the offering and sale thereof.

        CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES AND THE COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING TRANSACTIONS, THE PURCHASE OF SECURITIES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

        IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE SECURITIES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "PLAN OF DISTRIBUTION."

        NO DEALER, SALES REPRESENTATIVE, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PROVIDIAN FINANCIAL CORPORATION, PROVIDIAN FINANCING I, PROVIDIAN FINANCING II, PROVIDIAN FINANCING III OR PROVIDIAN FINANCING IV OR BY ANY AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PROVIDIAN FINANCIAL CORPORATION, PROVIDIAN FINANCING I, PROVIDIAN FINANCING II, PROVIDIAN FINANCING III OR PROVIDIAN FINANCING IV OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

Amendment and Termination of the Deposit Agreement	15
Charges of Depositary	15
Miscellaneous	15
Resignation and Removal of Depositary	16
Description of the Debt Securities	16
General	16
Senior Debt Securities	18
Subordinated Debt Securities	18
Description of the Warrants to Purchase Common Stock or Preferred Stock	19
General	19
Exercise of the Stock Warrants	19
Antidilution Provisions	19
No Rights as Stockholders	20
Description of the Third Party Warrants	20
General	20
Exercise of Third Party Warrants	21
Description of the Warrants to Purchase Debt Securities	21
General	21
Exercise of Debt Warrants	22
Description of the Stock Purchase Contracts and Stock Purchase Units	22
Description of the Preferred Securities	24
Description of the Guarantees	25
General	25
Certain Covenants of the Company	26
Modification of the Guarantees; Assignment	26
Events of Default	26
Termination of the Guarantees	27
Status of the Guarantees	27
Description of the Other Units	27
Plan of Distribution	28
ERISA and Tax Considerations	29
Legal Matters	30
Experts	30

INDEX OF TERMS

Acquiring Party	11
Administrators	9
Certificate of Incorporation	10
Code	26
Commission	7
Common Securities	8
Common Securities Guarantees	22
Common Stock	1
Common Stock Warrants	1
Company	1
Counterparties	1
Debt Depositary	15
Debt Securities	1
Debt Warrant Agent	19
Debt Warrant Agreement	19
Debt Warrants	1
Declaration	8
Delaware Trustee	9
Deposit Agreement	13
Depositary	13
Depositary Receipts	12
Depositary Shares	1
ERISA	26
Exchange Act	7
Financing Trust	1
Financing Trustees	9
Global Debt Securities	15
Guarantee	1
Junior Preferred Shares	10
Mandatory Debt Securities	16
Other Units	1
Preferred Securities	1
Preferred Stock	1
Preferred Stock Warrants	1
Property Trustee	9
Prospectus Supplement	2
Providian	1
Redemption Price	11
Registration Statement	7
Rights	10
Rights Plan	10
Securities Act	7
Senior Debt Securities	15
Senior Indenture	15
Sponsor	8
Stock Purchase Contracts	1
Stock Purchase Units	1
Stock Warrant Agent	17
Stock Warrant Agreement	17
Stock Warrant Provisions	17
Stock Warrants	17
Subordinated Debt Securities	15
Subordinated Indenture	15
Third Parties	1
Third Party Company	16
Third Party Registration Statement	16
Third Party Securities	15
Third Party Warrant Agent	18
Third Party Warrants	1
Trust Indenture Act	9
Trust Securities	8
U.S. Dollar, Dollar, U.S. $, $.	7
U.S. Obligations	1
Voluntary Debt Securities	16

        References herein to "U.S. Dollar," "Dollar," "U.S. $" or "$" are to the lawful currency of the United States of America.

AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning Providian Financial Corporation can be inspected and copied at the public reference facilities maintained by the Commission at its offices at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the Regional Offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange, 301 Pine Street, San Francisco, California 94104.

        The Company and the Financing Trusts have filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company, the Financing Trusts and the securities being offered hereby, reference is made to the Registration Statement, which can be inspected at the public reference facilities at the offices of the Commission set forth above. Any statements contained herein concerning the provision of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission and incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such reference is qualified in its entirety by such referenced documents.

        No separate financial statements of the Financing Trusts have been included herein. The Company does not consider that such financial statements would be material to holders of the Securities because: (i) the Company, a reporting company under the Exchange Act, owns, directly or indirectly, all of the voting securities of each Financing Trust, (ii) neither Financing Trust has any independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of such Financing Trust and investing the proceeds thereof in subordinated Debt Securities, and (iii) the obligations of each Financing Trust to make periodic cash payments on Preferred Securities and payments upon liquidation or dissolution of such Financing Trust or upon redemption of the Preferred Securities, to the extent funds are available therefor, are unconditionally guaranteed by the Company. See "Description of the Guarantees," "Description of the Preferred Securities" and "Description of the Debt Securities—Subordinated Debt Securities."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated herein by reference:

  (a)
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  (b)
  the Company's Current Report on Form 8-K dated March 26, 1999;

  (c)
  the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; and

  (d)
  the description of the Company's Common Stock which is contained in the Registration Statements on Form 10 and Form 8-A filed on April 17, 1997, and September 2, 1997 respectively, by the Company to register such securities under Section 12 of the Exchange Act, including an amendment on Form 8-A/A filed on March 26, 1999, and any other amendment or report filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, and who makes a written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus or any Prospectus Supplement, excluding exhibits. Requests should be directed to: Investor Relations, Providian Financial Corporation, 201 Mission Street, San Francisco, California 94105, telephone number: (415) 278-6170.

PROVIDIAN FINANCIAL CORPORATION

        Providian Financial Corporation is a diversified consumer lender, offering a range of lending products, including unsecured credit cards, revolving lines of credit, home loans, secured and partially secured credit cards, and fee-based products. Through these products and services, the Company seeks to achieve diversified earnings sources, with both spread-based and fee-based income from loans and related products and services. The Company also offers deposit products to customers nationwide.

        The Company's executive offices are located at 201 Mission Street, San Francisco, California, 94105, telephone number: (415) 543-0404.

THE FINANCING TRUSTS

        Each of Providian Financing I, Providian Financing II, Providian Financing III and Providian Financing IV is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust executed by the Company, as sponsor for such trust (the "Sponsor"), the Financing Trustees (as defined herein) and the Administrators (as defined herein) of such trust and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on May 29, 1998. The declarations will be amended and restated in their entirety (each, as so amended and restated, a "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus is a part and will be qualified as Indentures under the Trust Indenture Act of 1939. Each Financing Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), (ii) investing the proceeds received by such Financing Trust from the sale of the Trust Securities in subordinated Debt Securities and (iii) engaging in only those other activities necessary or incidental thereto. All of the Common Securities will be directly or indirectly owned by the Company. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that, upon an event of default under a Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Unless otherwise provided in the applicable Prospectus Supplement, the Company will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to 3% of the total capital of each Financing Trust. Each Financing Trust has a term of approximately 55 years but may terminate earlier, as provided in the relevant Declaration. Each Financing Trust's business and affairs will be conducted by the trustees (the "Financing Trustees") and persons who are employees or officers of or who are affiliated with the Company (the "Administrators") appointed by the Company as the direct or indirect holder of all the Common Securities. The holder of the Common Securities of a Financing Trust will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Financing Trustees and the administrators therefor. The duties and obligations of the Financing Trustees shall be governed by the Declaration of such Financing Trust. A financial institution that is not affiliated with the Company and has combined capital and surplus of not less than $100,000,000 shall act as property trustee and as indenture trustee for each Financing Trust for the purposes of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Property Trustee"). In addition, unless the Property Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, each Financing Trust will have a trustee which has a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). The Company will pay all fees and expenses related to the Financing Trusts and the offering of the Trust Securities.

        The office of the Delaware Trustee for each Financing Trust is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware. The address for each Financing Trust is c/o the Company, the Sponsor of each Trust, at 201 Mission Street, San Francisco, California 94105.

USE OF PROCEEDS

        Unless otherwise indicated in the applicable Prospectus Supplement, the net proceeds from the sale of Securities offered hereby will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

        The following table sets forth the ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for the Company for each of the years in the five-year period ended December 31, 1998. The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes and fixed charges by (ii) fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividend requirements is computed by dividing (i) income before income taxes and fixed charges by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest expense on borrowings (including or excluding deposits, as the case may be), and the portion of rental expense which is deemed representative of interest. The preferred stock dividend requirements represent the pretax earnings which would be required to cover such dividend requirements on the Company's preferred stock outstanding. In February 1997, the Company redeemed its outstanding preferred stock and accordingly there are no preferred stock dividend requirements for the periods following such redemption.

	Year Ended December 31,
	1998	1997	1996	1995	1994
EARNINGS TO FIXED CHARGES:
Excluding interest on deposits	10.88	14.20	5.93	4.90	5.17
Including interest on deposits	2.93	2.66	2.34	2.34	2.69
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS (a)
Excluding interest on deposits	10.88	13.28	5.19	4.32	4.40
Including interest on deposits	2.93	2.63	2.25	2.24	2.51

(a)
Preferred Stock dividend requirements are adjusted to represent a pretax earnings equivalent.

GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS

        The Company may offer under this Prospectus shares of Common Stock or Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units or Other Units or any combination of the foregoing, either individually or as units consisting of one or more Securities. Each Financing Trust may offer Preferred Securities under this Prospectus. The aggregate offering price of Securities offered by the Company or any Financing Trust under this Prospectus will not exceed $2,000,000,000 (or the equivalent thereof in other currencies). CERTAIN OF THE SECURITIES TO BE OFFERED HEREBY THEMSELVES INVOLVE A HIGH DEGREE OF RISK. SUCH RISKS WILL BE SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH SECURITY. IN ADDITION, CERTAIN RISK FACTORS RELATING TO THE COMPANY'S BUSINESS ARE SET FORTH IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, BEGINNING ON PAGE 13 UNDER THE HEADING "CAUTIONARY STATEMENTS."

DESCRIPTION OF THE COMMON STOCK

General

        Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company is authorized to issue up to 800 million shares of Common Stock. The Common Stock is not redeemable, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company. Holders of shares of Common Stock have one vote per share in all elections of directors and on all other matters submitted to a vote of stockholders of the Company. Holders of Common Stock are entitled to receive dividends, if any, as and when declared from time to time by the Board of Directors of the Company out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of the Company available for distribution to holders of Common Stock. The shares of Common Stock currently outstanding are fully paid and nonassessable.

Certain Certificate of Incorporation Provisions

        Certain provisions in the Company's Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of the Company. These provisions require that the Company's Board of Directors be divided into three classes that are elected for staggered three-year terms; provide that stockholders may act only at annual or special meetings and may not act by written consent; do not provide for cumulative voting in the election of directors; authorize the directors of the Company to determine the size of the Board of Directors; require a vote of 80% of the shares outstanding for the amendment of any of the foregoing provisions; require that stockholder nominations for directors be made pursuant to timely notice; provide that special meetings of stockholders may be called only by the Chairman of the Board or by the Board of Directors; and authorize the Board of Directors to establish one or more series of Preferred Stock, without any further stockholder approval, having rights, preferences, privileges and limitations that could impede or discourage the acquisition of control of the Company.

Rights Agreement

        The Company's Board of Directors has adopted a share purchase rights plan (the "Rights Plan") that provides for the distribution of rights ("Rights") to holders of outstanding shares of Common Stock. Except as set forth below, each Right, when exercisable, entitles the holder thereof to purchase from the Company one one-hundred and fiftieth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Junior Preferred Shares") at a price of $600 per one one-hundred and fiftieth share, subject to adjustment. Holders of the Rights, as such, are not stockholders of the Company and do not have voting rights or the right to receive dividends.

        Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights certificates will be distributed. The Rights will not separate from the Common Stock and will not be exercisable until the earlier of either (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of securities representing 15% or more of the outstanding shares of Common Stock (an "Acquiring Party") or (ii) 10 business days (or such later date as may be determined by the Company's Board of Directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of affiliated or associated persons becoming an Acquiring Party. The Rights will expire on the earlier of (x) June 30, 2007 unless such expiration date is extended or (y) redemption or exchange by the Company, as described below.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Party, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Party, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Party (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right.

        At any time after any person or group of affiliated or associated persons becomes an Acquiring Party and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may, at its option, exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundred and fiftieth of a Junior Preferred Share, per Right (subject to adjustment).

        At any time prior to a person or group of affiliated or associated persons becoming an Acquiring Party, the Board of Directors of the Company may, at its option, redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any such action by the Board of Directors ordering the redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        The Rights Plan may have the effect of delaying, deferring or preventing a change in control of the Company without further action of the stockholders and therefore could have a depressive effect on the price of the Common Stock.

Listing

        The Common Stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "PVN."

DESCRIPTION OF THE PREFERRED STOCK

        Under the Certificate of Incorporation, the Board of Directors of the Company may direct the issuance of up to 50 million shares of Preferred Stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by the Board of Directors from time to time pursuant to a certificate of designation without any further vote or action by the Company's stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of a particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series. The related Prospectus Supplement will contain a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock described in such Prospectus Supplement.

        The rights, preferences, privileges and restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. A Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:

  (a)
  The maximum number of shares to constitute the series and the distinctive designation thereof;

  (b)
  The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, the conditions for payment of dividends, and whether dividends will be cumulative;

  (c)
  The price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

  (d)
  The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of the Company;

  (e)
  Whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series, and the terms and provisions relating to the operation of such fund;

  (f)
  The terms and conditions, if any, on which the shares of the series shall be convertible into or exchangeable for shares of any other class or classes of capital stock of the Company or a third party or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

  (g)
  The voting rights, if any, on the shares of the series; and

  (h)
  Any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof.

        As described under "Description of the Depositary Shares," the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock, and issued and deposited with a Depositary (as defined below).

DESCRIPTION OF THE DEPOSITARY SHARES

        The description set forth below and in the related Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission in connection with the offering of fractional interests in such series of the Preferred Stock.

General

        The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest as set forth in the Prospectus Supplement relating to a particular series of the Preferred Stock.

        The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of the Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Shares (including dividend, voting, redemption, conversion and liquidation rights). The Depositary Shares relating to any series of Preferred Stock will be evidenced by Depositary Receipts issued pursuant to the related Deposit Agreement. Pending the preparation of definitive Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

        Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the related Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

Dividends and Other Distributions

        The Depositary will distribute all cash dividends and other cash distributions received in respect of the Preferred Stock to the record holders of the Depositary Shares relating to such Preferred Stock in proportion to the number of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

        In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

        If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

        After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the payments or other property to which the holders of such Depositary Shares are entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

Voting the Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the Preferred Stock underlying the Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of such Depositary Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

Amendment and Termination of the Deposit Agreement

        The form of Depositary Receipt evidencing the Depositary Shares relating to any series of Preferred Stock and any provision of the related Deposit Agreement may at any time be amended by agreement between the Company and the Depositary named therein. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares relating to any series of Preferred Stock will not be effective unless such amendment has been approved by the record holders of at least a majority of such Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary named therein only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock underlying the Depositary Shares relating thereto in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

Charges of Depositary

        The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the related Deposit Agreement to be for their accounts.

Miscellaneous

        The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the underlying Preferred Stock.

        Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control from performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or underlying Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, on information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

        The Depositary under a Deposit Agreement may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time with notice remove such Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 90 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

DESCRIPTION OF THE DEBT SECURITIES

General

        The Company may offer under this Prospectus Senior Debt Securities (as defined below) or Subordinated Debt Securities (as defined below) or any combination of the foregoing. The Debt Securities will represent unsecured general obligations of the Company, and will either (i) rank prior to all subordinated indebtedness of the Company and pari passu with all other unsecured indebtedness of the Company (the "Senior Debt Securities") or (ii) be subordinate in right of payment to certain other debt obligations of the Company (the "Subordinated Debt Securities"). The Senior Debt Securities and the Subordinated Debt Securities may be issued under indentures substantially in the forms filed as exhibits to the Registration Statement. In this Prospectus, the indenture relating to Senior Debt Securities is referred to as the "Senior Indenture," the indenture relating to Subordinated Debt Securities is referred to as the "Subordinated Indenture," and the Senior Indenture and the Subordinated Indenture are collectively referred to as "Indentures." Neither of the Indentures will limit the amount of Debt Securities that may be issued thereunder, and each Indenture will provide that Debt Securities may be issued thereunder up to an aggregate principal amount authorized from time to time by the Company and may be payable in any currency or currency unit designated by the Company or in amounts determined by reference to an index. The following summaries of certain provisions in the Indentures pursuant to which Debt Securities are issued and of the Debt Securities, as the case may be, do not purport to be complete. Such summaries make use of certain terms defined in the Indentures and are qualified in their entirety by reference to the applicable form of Indenture or Debt Security, respectively, filed as an exhibit to the Registration Statement.

        Reference is made to the applicable Prospectus Supplement for any series of Debt Securities for the following terms: (i) the designation of such series of Debt Securities; (ii) the aggregate principal amount of such series of Debt Securities; (iii) the stated maturity or maturities for payment of principal of such series of Debt Securities and any sinking fund or analogous provisions; (iv) the rate or rates at which such series of Debt Securities shall bear interest or the method of calculating such rate or rates of interest and the interest payment dates for such series of Debt Securities; (v) the currencies, currency unit or index in or according to which principal of and interest and any premium on such series of Debt Securities shall be payable (if other than U.S. Dollars); (vi) the redemption date or dates, if any, and the redemption price or prices and other applicable redemption provisions for such series of Debt Securities; (vii) whether such series of Debt Securities shall be issued as one or more global debt securities ("Global Debt Securities"), and, if so, the identity of the depositary (the "Debt Depositary") for such Global Debt Security or Debt Securities; (viii) if not issued as one or more Global Debt Securities, the denominations in which such series of Debt Securities shall be issuable (if other than denominations of $1,000 and any integral multiple thereof); (ix) the date from which interest on such series of Debt Securities shall accrue; (x) the basis upon which interest on such series of Debt Securities shall be computed (if other than on the basis of a 360-day year of twelve 30-day months); (xi) if other than the principal amount thereof, the portion of the principal amount of such series of Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to the Indenture; (xii) if other than the trustee (the "Trustee"), the person or persons who shall be registrar for such series of Debt Securities; (xiii) the Record Date; (xiv) the identity of the Trustee; (xv) any covenants of the Company with respect to a series of Debt Securities; (xvi) whether the Debt Securities are convertible into or exchangeable for Securities, or other securities of the Company or Third Party Securities (as herein defined), and the terms of such conversion or exchange; (xvii) whether the Debt Securities will be issued at an original issue discount and a description of such discount; and (xviii) any other term or provision relating to such series of Debt Securities which is not inconsistent with the provisions of the Indenture.

        Except as described in this Prospectus or the accompanying Prospectus Supplement, the Indentures do not contain any covenants specifically designed to protect holders of the Debt Securities against a reduction in the creditworthiness of the Company in the event of a highly leveraged transaction or to prohibit other transactions which may adversely affect holders of the Debt Securities.

        In the event Debt Securities of any series are to be offered that are convertible into or exchangeable for securities of third parties ("Third Party Securities"), the Prospectus Supplement will identify the Third Party Securities, the issuer of such Third Party Securities (the "Third Party Company"), all documents filed by the Third Party Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of such Third Party Company's last completed fiscal year for which a Form 10-K annual report has been filed and the document or documents filed under the Securities Act or the Exchange Act which contain a description of the Third Party Securities being sold or, if no such document or documents exist, the Prospectus Supplement will include a description of the Third Party Securities being sold. Third Party Securities will only be securities of third parties that are eligible to use Form S-3 (or any successor form) for primary offerings under the rules and regulations of the Commission or securities that are registered under Section 12 of the Exchange Act. To the extent the Securities Act requires registration of the Third Party Securities by the Third Party Company, such as where the Third Party Company is an affiliate of the Company, in connection with the issuance, conversion and/or exchange of such Debt Securities, the Company will cause the Third Party Company to file a third party registration statement ("Third Party Registration Statement") under the Securities Act. Where the conversion and/or exchange of the Debt Securities would require an effective Third Party Registration Statement at the time of such exchange or conversion, the exchange or conversion will be subject to the effectiveness of such registration statement. For example, Debt Securities that are convertible into or exchangeable for Third Party Securities may be convertible or exchangeable by their terms at the election of the Company or mandatorily at the expiration of a specified period or at other times under specified circumstances ("Mandatory Debt Securities") or may be convertible or exchangeable by their terms at the election of the Debt Holder at any time during a specified period or periods or on a specified date or dates ("Voluntary Debt Securities"). In the case of both Mandatory Debt Securities and Voluntary Debt Securities, if the Company is an affiliate of the Third Party Company, the Third Party Securities into which they may be converted or for which they may be exchanged will be the subject of a registration statement filed under the Securities Act by the Third Party Company prior to any offer of such Mandatory or Voluntary Debt Securities, and a Third Party Registration Statement with respect to such Third Party Securities will have been declared effective prior to any sale of such Mandatory or Voluntary Debt securities, except in the case of Voluntary Debt Securities that are not immediately exercisable or convertible, in which case such a Third Party Registration Statement would have to be effective, absent an exemption, when the Debt Holder elects to convert such Voluntary Debt Securities into or exchange them for Third Party Securities.

Senior Debt Securities

        The Senior Debt Securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness for borrowed money of the Company.

Subordinated Debt Securities

        Subordinated Debt Securities may be issued from time to time in one or more series under the Subordinated Debt Indenture. The Subordinated Debt Securities will be subordinated and junior in right of payment to certain other indebtedness of the Company to the extent set forth in the applicable Prospectus Supplement.

        In the event the Subordinated Debt Securities are issued to a Financing Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Financing Trust, such Subordinated Debt Securities subsequently may be distributed pro rata to the Holders of such Trust Securities in connection with the dissolution of such Financing Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Subordinated Debt Securities will be issued to a Financing Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Financing Trust.

        Unless otherwise provided in the applicable Prospectus Supplement, if Subordinated Debt Securities are issued to a Financing Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Financing Trust and (i) there shall have occurred an event that would constitute an Event of Default with respect to such Subordinated Debt Securities; (ii) the Company shall be in default with respect to its payment of any obligations under the related Preferred Securities Guarantee or Common Securities Guarantee; or (iii) the Company shall have given notice of its election to defer payments of interest on such Subordinated Debt Securities by extending the interest payment period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) the Company shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any Debt Securities which rank junior to or pari passu with such Subordinated Debt Securities; provided that the foregoing restriction does not apply to: (w) any stock dividends paid by the Company where the dividend stock is of the same class as that of the stock held by the Holders receiving the dividend, (x) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (y) payments under a Guarantee, and (z) purchases of Common Stock related to the issuance of Common Stock or rights under any of the Company's or its subsidiaries' benefit plans for their directors, officers or employees.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON
STOCK OR PREFERRED STOCK

        The following statements with respect to the Common Stock Warrants and Preferred Stock Warrants (collectively, the "Stock Warrants") are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), which Stock Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Stock Warrant Provisions (the "Stock Warrant Provisions") filed as an exhibit to the Registration Statement or other provisions set forth in the Stock Warrant Agreement which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

General

        The Stock Warrants may be issued under the Stock Warrant Agreement independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. If Stock Warrants are offered, the related Prospectus Supplement will describe the terms of the Stock Warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation and terms of the Common Stock or Preferred Stock purchasable upon exercise of the Stock Warrants; (iii) the number of shares of Common Stock or Preferred Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the Stock Warrants shall commence, the date on which such right shall expire and whether the Company has the ability to extend the exercise period; (v) federal income tax consequences; (vi) call provisions, if any; (vii) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (viii) the antidilution provisions of the Stock Warrants; and (ix) any other terms of the Stock Warrants. The shares of Common Stock or Preferred Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable. If the Company maintains the ability to reduce the exercise price of any Stock Warrant and such right is triggered, the Company will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

Exercise of the Stock Warrants

        Stock Warrants may be exercised in the manner set forth in the applicable Prospectus Supplement. Duly exercised Stock Warrants will be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock or the Preferred Stock, as the case may be. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, the number of shares of Common Stock or Preferred Stock purchased. If fewer than all of the Stock Warrants held by a warrantholder are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant representing the unexercised Stock Warrants.

Antidilution Provisions

        The exercise price payable and the number of shares of Common Stock or Preferred Stock, as the case may be, purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of Common Stock or Preferred Stock, respectively, or a combination, subdivision or reclassification of Common Stock or Preferred Stock, respectively. In lieu of adjusting the number of shares of Common Stock or Preferred Stock purchasable upon exercise of each Stock Warrant, the Company may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. The Company may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but the Company will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of the Company as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant shall have the right upon the exercise thereof to the kind and number of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock or Preferred Stock into which such Stock Warrants were exercisable immediately prior thereto.

No Rights as Stockholders

        Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company or any other matter, or to exercise any rights whatsoever as stockholders of the Company.

DESCRIPTION OF THE THIRD PARTY WARRANTS

        The following statements with respect to the Third Party Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Third Party Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Third Party Warrant Agent"), which Third Party Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Stock Warrant Provisions or the provisions set forth in the form of Debt Securities Warrant Agreement filed as an exhibit to the Registration Statement or other provisions set forth in the Third Party Warrant Agreement which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

General

        The Third Party Warrants may be issued under the Third Party Warrant Agreement independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such other Securities. If Third Party Warrants are offered, the related Prospectus Supplement will describe the terms of the warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Third Party Securities purchasable upon exercise of the warrants; (iii) if applicable, the designation and terms of the Third Party Securities with which the Third Party Warrants are issued and the number of Third Party Warrants issued with each such Third Party Security, (iv) if applicable, the date on and after which the Third Party Warrants and the related Third Party Securities will be separately transferable; (v) the number or principal amount of Third Party Securities purchasable upon exercise of one Third Party Warrant and the price at which such number or principal amount of Third Party Securities may be purchased upon exercise; (vi) the date on which the right to exercise the Third Party Warrants shall commence, the date on which such right shall expire and whether the Company has the ability to extend the exercise period; (vii) federal income tax consequences; (viii) whether the Third Party Warrants will be issued in registered or bearer form; (ix) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; (x) the antidilution provisions of the Third Party Warrants; and (xi) any other terms of the Third Party Warrants. If the Company maintains the ability to reduce the exercise price of any Third Party Warrant and such right is triggered, the Company will comply with the federal securities laws, including Rule 13e-4 under the Exchange Act, to the extent applicable.

        The Prospectus Supplement will identify the Third Party Securities, the Third Party Company, all documents filed by the Third Party Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the end of such Third Party Company's last completed fiscal year for which a Form 10-K annual report has been filed and the document or documents filed under the Exchange Act which contain a description of the Third Party Securities being sold or, if no such document or documents exist, the Prospectus Supplement will include a description of the Third Party Securities being sold. Third Party Warrants may be offered only with respect to Third Party Securities of Third Party Companies that are eligible to use Form S-3 (or any successor form) for primary offerings under the rules and regulations of the Commission and Third Party Securities that are registered under Section 12 of the Exchange Act. To the extent the Securities Act requires registration of the Third Party Securities by the Third Party Company, such as where the Third Party is an affiliate of the Company, in connection with the issuance and/or exercise of Third Party Warrants, the Company will cause the Third Party Company to file a Third Party Registration Statement under the Securities Act. Where the exercise of Third Party Warrants would require the Third Party to have an effective Third Party Registration Statement at the time of exercise, the exercise will be subject to the effectiveness of such registration statement.

        For example, if the Company is an affiliate of the Third Party Company, the Third Party Securities that can be acquired upon exercise of the Third Party Warrants will be the subject of a registration statement filed under the Securities Act by the Third Party Company prior to any offer of such Third Party Warrants, and a Third Party Registration Statement will have been declared effective prior to any sale of Third Party Warrants, except in the case of Third Party Warrants which are not immediately exercisable, in which case such a registration statement would have to be effective, absent an exemption, when the holder of any Third Party Warrants elects to exercise them to acquire Third Party Securities.

        Third Party Warrants may be exchanged for new Third Party Warrants of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Third Party Warrant Agent, which will be listed in the related Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Third Party Securities (except as may be otherwise set forth in the Prospectus Supplement).

Exercise of Third Party Warrants

        Third Party Warrants may be exercised in the manner set forth in the applicable Prospectus Supplement. Upon the exercise of Third Party Warrants, the Third Party Warrant Agent will, as soon as practicable, deliver the Third Party Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such holder. If less than all of the Third Party Warrants held by a warrantholder are exercised, a new Third Party Warrant will be issued for the remaining amount of Third Party Warrants.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

        The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Debt Warrant Agreement") to be entered into by the Company and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), which Debt Warrant Agreement may include or incorporate by reference standard warrant provisions substantially in the form of the Standard Debt Securities Warrant Provisions filed as an exhibit to the Registration Statement or other provisions set forth in the Debt Warrant Agreement which will be filed as an exhibit to or incorporated by reference in the Registration Statement.

General

        The Debt Warrants may be issued under the Debt Warrant Agreement independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities.

        If Debt Warrants are offered, the related Prospectus Supplement will describe the terms of the Debt Warrants, including without limitation the following: (i) the offering price, if any; (ii) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the Debt Warrants; (iii) the principal amount of Debt Securities purchasable upon exercise of the Debt Warrants and the price at which such principal amount of Debt Securities may be purchased upon exercise; (iv) the date or dates on which the right to exercise the Debt Warrants shall commence, the date on which such right shall expire and whether the Company has the ability to extend the exercise period; (v) federal income tax consequences, if any; (vi) the currency, currencies or currency units in which the offering price, if any, and exercise price are payable; and (vii) any other terms of the Debt Warrants.

        Debt Warrants may be exchanged for new Debt Warrants of different denominations and may be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent, which will be listed in the related Prospectus Supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of Debt Securities and are not entitled to payments of principal of and interest, if any, on the Debt Securities.

Exercise of Debt Warrants

        Debt Warrants may be exercised in the manner set forth in the applicable Prospectus Supplement. Upon the exercise of Debt Warrants, the Debt Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder and at the sole cost and risk of such warrantholder.

DESCRIPTION OF THE STOCK PURCHASE
CONTRACTS AND STOCK PURCHASE UNITS

        The Company may issue Stock Purchase Contracts, which are contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The price per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. Any such formula may include antidilution provisions to adjust the number of shares issuable pursuant to Stock Purchase Contracts upon certain events. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units each representing ownership of a Stock Purchase Contract and Debt Securities, Preferred Securities or debt obligations of a Third Party Company, including U.S. Obligations, securing the holders' obligations to purchase the Common Stock or the Preferred Stock under the Purchase Contracts.

        In the case of Stock Purchase Units that include debt obligations of a Third Party Company, unless a holder of Stock Purchase Units settles its obligations under the Stock Purchase Contracts early through the delivery of consideration to the Company or its agent in the manner discussed below, the principal of such debt obligations, when paid at maturity, will automatically be applied to satisfy the holder's obligation to purchase Common Stock or Preferred Stock under the Stock Purchase Contracts.

        In the case of Stock Purchase Units that include Debt Securities or Preferred Securities, in the absence of any such early settlement or the election by a holder to pay the consideration specified in the Stock Purchase Contracts prior to the stated settlement date, the Debt Securities or Preferred Securities will automatically be presented to the applicable Financing Trust for redemption at 100% of face or liquidation value and such Financing Trust will present Subordinated Debt Securities in an equal principal amount to the Company for redemption at 100% of principal amount. Amounts received in respect of such redemption will automatically be transferred to the Company and applied to satisfy in full the holder's obligation to purchase Common Stock or Preferred Stock under the Stock

Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

        Holders of Stock Purchase Units may be entitled to settle the underlying Stock Purchase Contracts prior to the stated settlement date by surrendering the certificate evidencing the Stock Purchase Units, accompanied by the payment due, in such form and calculated pursuant to such formula as may be prescribed in the Stock Purchase Contracts and described in the applicable Prospectus Supplement. Upon early settlement, the holder will receive the number of shares of Common Stock or Preferred Stock deliverable under such Stock Purchase Contracts, subject to adjustment in certain cases. Holders of Stock Purchase Units may be entitled to exchange their Stock Purchase Units, together with appropriate collateral, for separate Stock Purchase Contracts and Preferred Securities, Debt Securities or debt obligations. In the event of such early settlement or exchange, the Preferred Securities, Debt Securities or debt obligations that were pledged as security for the obligation of the holder to perform under the Stock Purchase Contracts will be transferred to the holder free and clear of the Company's security interest therein.

        The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units.

DESCRIPTION OF THE PREFERRED SECURITIES

        Each Financing Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Financing Trust authorizes the Administrators of each Financing Trust to issue on behalf of such Financing Trust one series of Preferred Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Preferred Securities will have such terms, including distributions redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions, as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to the Prospectus Supplement relating to the Preferred Securities for specific terms including: (i) the distinctive designation of such Preferred Securities; (ii) the number of Preferred Securities issued; (iii) the annual distribution rate (or method of determining such rate) for such Preferred Securities and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Preferred Securities shall be payable on a quarterly basis to holders of such Preferred Securities as of a record date in each quarter during which such Preferred Securities are outstanding); (iv) whether distributions on Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Preferred Securities shall be cumulative; (v) the amount or amounts which shall be paid out of the assets of such Financing Trust to the holders of Preferred Securities upon voluntary or involuntary dissolution of such Financing Trust; (vi) the obligation, if any, of such Financing Trust to purchase or redeem Preferred Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities issued by such Financing Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of Preferred Securities issued by such Financing Trust in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities, or of Preferred Securities issued by both Financing Trusts as a condition to specified action or amendments to the Declaration of such Financing Trust; (viii) whether the Preferred Securities will be issued in the form of one or more global securities; and (ix) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities issued by such Financing Trust consistent with the Declaration of such trust or with applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth below under "Description of the Guarantees." Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

        In connection with the issuance of Preferred Securities, each Financing Trust will issue one series of Common Securities. The Declaration of each Financing Trust authorizes the Administrators to issue on behalf of such Financing Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Common Securities issued by a Financing Trust will be substantially identical to the terms of the Preferred Securities issued by such trust and the Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities except that, upon the occurrence and during the continuation of an event of default under the Declaration, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Except in certain limited circumstances the Common Securities will also carry the right to vote and to appoint, remove or replace any of the Financing Trustees or the Administrators. All of the Common Securities will be directly or indirectly owned by the Company.

DESCRIPTION OF THE GUARANTEES

        Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the Holders, from time to time, of Preferred Securities. Each Preferred Securities Guarantee Agreement under which Guarantees are issued will be qualified as an indenture under the Trust Indenture Act. The trustee under each Guarantee (the "Guarantee Trustee") will be identified in the relevant Prospectus Supplement, and will be a financial institution not affiliated with the Company that has a combined capital and surplus of at least $100,000,000. The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The summary does not purport to be complete. Such summary makes use of certain terms defined in the Guarantee and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities of the applicable Financing Trust.

General

        Pursuant to each Guarantee, the Company will unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities issued by each Financing Trust, the Guarantee Payments (as defined herein) (except to the extent paid by such Financing Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Financing Trust may have or assert other than the defense of payment. The following payments with respect to Preferred Securities issued by each Financing Trust (the "Guarantee Payments"), to the extent not paid by or on behalf of such Financing Trust, will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Preferred Securities, but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal on the Subordinated Debt Securities held in such Financing Trust as trust assets; (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), but if and only to the extent that in each case the Company has made a payment to the related Property Trustee of interest or principal on the Subordinated Debt Securities held in such Financing Trust as trust assets with respect to any Preferred Securities called for redemption by such Financing Trust; and (iii) upon a voluntary or involuntary dissolution, winding up or termination of such Financing Trust (other than in connection with the distribution of Subordinated Debt Securities to the holders of Preferred Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Preferred Securities to the date of payment to the extent such Financing Trust has funds available therefor or (b) the amount of assets of such Financing Trust remaining available for distribution to holders of such Preferred Securities on liquidation of such Financing Trust. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Preferred Securities or by causing the applicable Financing Trust to pay such amounts to such holders.

        Each Guarantee will be a guarantee with respect to the Preferred Securities issued by the applicable Financing Trust from the time of issuance of such Preferred Securities but will not apply to any payment of distributions except to the extent the Company has made a payment to the related Property Trustee of interest or principal on the Subordinated Debt Securities held in such Financing Trust as trust assets. If the Company does not make interest payments on the Subordinated Debt Securities purchased by a Financing Trust, such Financing Trust will not pay distributions on the Preferred Securities issued by such Financing Trust and will not have funds available therefor and such payment obligation will therefore not be guaranteed by the Company under the applicable Guarantee. See "Description of the Preferred Securities" and "Description of the Debt Securities—Subordinated Debt Securities."

        The Company's obligations under the Declaration for each Financing Trust, the Preferred Securities Guarantee issued with respect to Preferred Securities issued by such Financing Trust, the Subordinated Debt Securities purchased by such Financing Trust and the related Subordinated Indenture in the aggregate will provide a full and unconditional guarantee on a subordinated basis by the Company of payments due on the Preferred Securities issued by such Financing Trust.

        The Company has also agreed to unconditionally guarantee the obligations of the Financing Trusts with respect to the Common Securities (the "Common Securities Guarantees") to the same extent as the Guarantees, except that, upon an event of default under the Subordinated Indenture, holders of Preferred Securities under the Guarantees shall have priority over holders of Common Securities under the Common Securities Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of the Company

        In each Guarantee, the Company will covenant that, so long as any Preferred Securities issued by the applicable Financing Trust remain outstanding, if there shall have occurred any event that would constitute an event of default under such Guarantee or the Declaration of such Financing Trust, then (a) the Company shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to or pari passu with such Subordinated Debt Securities. However, each Guarantee will except from the foregoing any stock dividends paid by the Company or any of its subsidiaries, where the dividend stock is of the same class as that on which the dividend is being paid.

Modification of the Guarantees; Assignment

        Except with respect to any changes that do not adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), each Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Preferred Securities issued by the applicable Financing Trust. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assignees, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities of the applicable Financing Trust then outstanding.

Events of Default

        An Event of Default under the Guarantee will occur upon the failure of the Company to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities to which a Guarantee relates have the right to (a) waive any past Events of Default and its consequences, whereupon such event of default shall cease to exist and any event of default under the Guarantee arising therefrom shall be deemed to have been cured and (b) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

        If the Guarantee Trustee fails to enforce such Guarantee, any holder of Preferred Securities relating to such Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable Financing Trust, the Guarantee Trustee or any other person or entity.

        The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each of the Guarantees and as to any default in such performance.

Termination of the Guarantees

        Each Guarantee will terminate as to the Preferred Securities issued by the applicable Financing Trust upon full payment of all distributions relating to the Preferred Securities or the Redemption Price of all Preferred Securities of such Trust, upon distribution of the Subordinated Debt Securities held by such Financing Trust to the holders of the Preferred Securities of such Financing Trust or upon full payment of the amounts payable in accordance with the Declaration of such Financing Trust upon liquidation of such Financing Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities issued by the applicable Financing Trust must restore payment of any sums paid under such Preferred Securities or such Guarantee.

Status of the Guarantees

        Each Guarantee will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all senior liabilities of the Company; (ii) pari passu with the obligations of the Company under any similar guarantee agreements issued by the Company on behalf of holders of Subordinated Debt Securities; and (iii) senior to the Company's Common Stock. The terms of the Preferred Securities provide that each holder of Preferred Securities issued by such Financing Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Guarantee. The Guarantee Trustee shall enforce the Guarantee on behalf of the holders of the Preferred Securities issued by the applicable Financing Trust. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities issued by the applicable Financing Trust have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the related Guarantee, including the giving of directions of the Guarantee Trustee. If the Guarantee Trustee fails to enforce such Guarantee, any holder of Preferred Securities relating to such Guarantee may, after a period of 30 days has elapsed from such holder's written request to the Guarantee Trustee to enforce the Guarantee, institute a legal proceeding directly against the Company, as Guarantor, to enforce its rights under such Guarantee without first instituting a legal proceeding against the applicable Financing Trust, the Guarantee Trustee or any other person or entity.

        Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Guarantee without instituting a legal proceeding against any other person or entity).

DESCRIPTION OF THE OTHER UNITS

        The Company may issue Other Units, which may include Common Stock, Preferred Stock, Depositary Shares, Debt Securities, Common Stock Warrants, Preferred Stock Warrants, Third Party Warrants, Debt Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities or Guarantees, or any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

        The related Prospectus Supplement will describe the terms of any Other Units and the Securities which comprise such Other Units. See "Description of the Common Stock," "Description of the Preferred Stock," "Description of the Depositary Shares," "Description of the Debt Securities," "Description of the Warrants to Purchase Common or Preferred Stock," "Description of the Third Party Warrants," "Description of the Warrants to Purchase Debt Securities," "Description of Stock Purchase Contracts and Stock Purchase Units," "Description of the Preferred Securities," and "Description of the Guarantees."

PLAN OF DISTRIBUTION

        The Company or any Financing Trust may, from time to time, sell Securities (1) through underwriters or dealers, (2) directly to one or more purchasers, (3) through agents or (4) through a combination of any such methods of sale. A Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities, and the proceeds to the Company or any Financing Trust from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange or market on which the Securities may be listed. Only underwriters so named in such Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

        If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Prospectus Supplement if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        In connection with underwritten offerings of Securities, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Exchange Act, pursuant to which such persons may bid for or purchase Securities for the purposes of stabilizing their market price. The underwriters also may create a short position for their respective accounts by selling more Securities in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the offering to cover all or a portion of such short position. The underwriters may also cover all or a portion of such short position, up to a specified aggregate principal amount or number of Securities, by exercising any underwriters' over-allotment option that may be applicable with respect to the particular underwritten offering. In addition, the managing underwriter for the particular offering, on behalf of the underwriters, may impose "penalty bids" under contractual arrangements between the underwriters whereby it may reclaim from an underwriter (or dealer participating in this offering) for the account of the underwriters, the selling concession with respect to Securities that are distributed in the relevant offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any are undertaken, they may be discounted at any time.

        Securities may also be sold directly by the Company or a Financing Trust or through agents designated by the Company or any Financing Trust from time to time. Any agent involved in the offering and sale of Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or a Financing Trust to such agent will be set forth in the Prospectus Supplement. Unless otherwise indicated in the related Prospectus Supplement, any such agent will be acting on a best-efforts basis for the period of its appointment.

        Securities offered other than Common Stock may be a new issue of securities with no established trading market. Any underwriters to whom such Securities are sold by the Company or a Financing Trust for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such Securities.

        Agents and underwriters may be entitled under agreements entered into with the Company or a Financing Trust to indemnification by the Company or such Financing Trust against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company or any Financing Trust in the ordinary course of business.

        Sales of the Securities may be effected by or for the account of one or more of the Third Parties from time to time in transactions (which may include block transactions) on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Third Parties may effect such transactions by selling the Securities directly to purchasers, acting as principals for their own accounts, or by selling their Securities to or through broker-dealers acting as agents for the Third Parties, or to broker-dealers who may purchase Securities as principals and thereafter sell such Securities from time to time in transactions on any exchange or market on which such Securities are listed or quoted, as applicable, in negotiated transactions, through a combination of such methods of sale, or otherwise. In effecting sales, broker-dealers engaged by Third Parties may arrange for other broker-dealers to participate. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Third Parties and/or the purchasers of the Securities for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        In connection with distributions of shares of Common Stock or otherwise, the Company may enter into hedging transactions with Counterparties in connection with which such Counterparties may sell shares of Common Stock registered hereunder in the course of hedging the positions they assume with the Company. Such Counterparties may offer Common Stock through underwriters or dealers, directly to one or more purchasers, or through agents, and may effect sales in one or more transactions on the New York Stock Exchange or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by Counterparties. A Counterparty may be deemed to be an "underwriter" within the meaning of the Securities Act, and any commission received by it and any profit on the resale of the Common Stock purchased by it may be deemed to be underwriting commissions or discounts under the Securities Act. The Company may agree to bear all expenses of registration of any Common Stock offered by Counterparties and may indemnify such Counterparties against certain civil liabilities, including certain liabilities under the Securities Act.

ERISA AND TAX CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on investments by employee benefit plans that are subject to ERISA. The Internal Revenue Code of 1986, as amended (the "Code"), imposes additional restrictions on investments by tax-exempt retirement plans, individual retirement accounts, and similar entities. The Code also provides that certain types of income received by organizations that generally are exempt from federal income tax will nevertheless be subject to taxation. Retirement plans, tax-exempt organizations and similar entities should consult their tax and legal advisors and the applicable Prospectus Supplement before acquiring Securities.

LEGAL MATTERS

        The legality of the Securities (other than the Preferred Securities) offered hereby will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, counsel for the Company. Certain matters of Delaware law regarding the legality of the Preferred Securities will be passed upon by Morris, Nichols, Arsht & Tunnell, Delaware, special Delaware counsel for the Financing Trusts. Certain legal matters will be passed upon for the underwriters by Brown & Wood LLP, New York, New York, except as otherwise set forth in a Prospectus Supplement.

EXPERTS

        The consolidated financial statements incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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PROSPECTUS SUPPLEMENT SUMMARY
Providian Financial Corporation
The Offering
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
CAPITALIZATION
PROVIDIAN FINANCIAL CORPORATION
REGULATORY MATTERS
DESCRIPTION OF THE NOTES
U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
PROVIDIAN FINANCING I PROVIDIAN FINANCING II PROVIDIAN FINANCING III PROVIDIAN FINANCING IV PREFERRED SECURITIES, GUARANTEED TO THE EXTENT SET FORTH HEREIN BY PROVIDIAN FINANCIAL CORPORATION

INDEX OF TERMS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PROVIDIAN FINANCIAL CORPORATION
THE FINANCING TRUSTS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
GENERAL DESCRIPTION OF SECURITIES AND RISK FACTORS
DESCRIPTION OF THE COMMON STOCK
DESCRIPTION OF THE PREFERRED STOCK
DESCRIPTION OF THE DEPOSITARY SHARES
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK
DESCRIPTION OF THE THIRD PARTY WARRANTS
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE GUARANTEES
DESCRIPTION OF THE OTHER UNITS
PLAN OF DISTRIBUTION
ERISA AND TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS